Exhibit 1

(A free translation of the original report in Portuguese on financial statements prepared in conformity with accounting principles determined by Brazilian corporate legislation)







BRASKEM S.A.
INTERIM FINANCIAL STATEMENTS
FOR THE QUARTER ENDED
SEPTEMBER 30, 2002
AND REPORT OF INDEPENDENT
ACCOUNTANTS ON LIMITED REVIEW

(A free translation of the original report in Portuguese)


REPORT OF INDEPENDENT ACCOUNTANTS
ON LIMITED REVIEW


October 31, 2002


To the Board of Directors and Shareholders
Braskem S.A.


1 We have carried out limited reviews of the financial information included in the Quarterly Information of Braskem S.A. related to the quarters and periods ended September 30, 2002 and June 30, 2002. This interim financial information is the responsibility of the Company's management. The limited reviews of the Quarterly Information related to the quarters and periods ended September 30, 2002 and June 30, 2002 of Politeno Industria e Comercio S.A. (jointly-controlled company) and Petroflex Industria e Comercio S.A. (affiliate), the investments in which represents 1.57% and 2.54%, respectively, of the total assets of the Company, were conducted by other independent accountants, and our report, insofar as it relates to the amounts of these investments and the profit originated from them, is based solely on the reports of the other independent accountants.

2 Our review was performed in accordance with standards established by the Institute of Independent Auditors of Brazil (IBRACON) and the Brazilian Federal Accounting Council (CFC), and mainly comprised: (a) inquiries of and discussion with officials responsible for accounting, financial and operating areas of the Company with regard to the principal criteria adopted for the preparation of the Quarterly Information, and (b) a review of the significant information and of the subsequent events which have, or could have, significant effects on the Company's financial position and operations.

3 As mentioned in Note 1(a) to the Quarterly Information, the Extraordinary General Meeting on August 16, 2002 approved the merger into the Company of the net assets of 52114 Participacoes S.A. and OPP Produtos Petroquimicos S.A. in the context of the operational and corporate restructuring process of COPENE - Petroquimica do Nordeste S.A., for the purpose of creating Braskem S.A.. The aforementioned companies were merged into the Company based on their respective shareholders' equity balances as of May 31, 2002, based on reports issued by independent experts. In accordance with the Merger and Justification Protocol, the variations in the balances of assets and liabilities of the merged companies between May 31, 2002 and the effective merger date of August 16, 2002 were recorded directly in the Company. Nevertheless, the variations for the period from June 1, 2002 to June 30, 2002, were recorded in the Company's accounting records in the third quarter of 2002. As a consequence, the loss for the quarter ended September 30, 2002 is overstated by R$ 303,291 thousand.

October 31, 2002
Braskem S.A.


4 Based on our limited reviews and on the limited review reports issued by the other independent accountants, and except for the matter mentioned in paragraph 3, we are not aware of any material modification that should be made to the Quarterly Information referred to in the first paragraph for it to be in conformity with the accounting principles determined by the Brazilian Corporate Law applicable to the preparation of the Quarterly Information, consistent with the regulations of the Brazilian Securities Commission (CVM).

5 The statements of operations for the quarters and periods ended September 30 and June 30, 2001, which are presented for comparative purposes, were reviewed by other independent accountants, whose report, dated November 6, 2001, included exception paragraphs because the financial statements of certain jointly controlled companies, the investments in which represented 2.71% of the total assets of the Company as of September 30, 2001, had not been reviewed by other independent accountants, and because the Company deferred the foreign exchange loss, overstating the net income for the nine month period ended September 30, 2001 by R$156,217 thousand. Their report also included an emphasis paragraph about the Company's legal challenge of the constitutionality of the Social Contribution tax on profit.

6 As mentioned in Note11(a) to the Quarterly Information, a lawsuit has been filed by the tax authorities against the Company and certain subsidiary companies, which is intended to overturn a higher court decision which removed their obligation to pay the Social Contribution on Net Income (enacted by Law 7,689/88), which they have not paid since 1989. The outcome of this matter cannot presently be determined. In addition to this lawsuit, as mentioned in Note 11 to the Quarterly Information, the Company's subsidiaries are party to other judicial and administrative processes of a tax, civil and labor nature, including the lawsuit regarding the validity of clause 4 of the Collective Labor Agreement, from which management does not expect significant losses in excess of the amounts already accrued for these matters. The Company's Quarterly Information does not include a provision for losses from an eventual unfavorable outcome to the Social Contribution and clause 4 lawsuits.

7 As mentioned in Note 1(a) to the Quarterly Information, the Company is conducting a comprehensive operating and corporate restructuring process, as part of the restructuring process of the Brazilian petrochemical industry, in order to provide for an adequate capital structure and more profitability, competitiveness and scale. The continuation of this process has affected and may continue to affect the economic situation and/or corporate structure of the Company and its subsidiaries.

8 The Company is an integral part of the group of companies which compose the Braskem Group and has entered into significant commercial and financial transactions with its shareholders, subsidiaries and other companies of the Group, which are carried out under the conditions described in Note 5 to the financial statements.

October 31, 2002
Braskem S.A.


9 As mentioned in Note 1(a) to the Quarterly Information, the Company recognized goodwill balances on the acquisition of investments, which are being amortized in accordance with the period of return based on the expected future profitability of the investees and the useful lives of their fixed assets, as defined in independent appraisal reports and management's financial projections. The continued recording of these goodwill balances and the methods for recording their amortization in future financial statements depend on the realization of the projected cash flows, income and expenses used by the appraisers in determining the future profitability of the investees.

10 As mentioned in Note 1(a) to the Quarterly Information, as of September 30, 2002, the Company's current liabilities exceed its current assets by the amount R$ 905,426 thousand (R$1,958,516 thousand consolidated). Additional long term financial resources will be needed to resolve its current liabilities. Management's and the shareholders' plans to provide for an adequate capital structure are described in Note 1(a).


     PricewaterhouseCoopers
     Auditores Independentes
     CRC 2SP000160/O-5 "S" BA


     Marco Aurelio de Castro e Melo           Felipe Edmond Ayoub
     Partner                                  Director
     Contador CRC 1SP153070/O-3 "S" BA        Contador CRC 1SP187402/O-4 "S" BA

                                            (A free translation of the original
                                            in Portuguese prepared in conformity
                                            with accounting principles
                                            determined by Brazilian corporate
                                            legislation) BRASKEM S.A.


            BALANCE SHEETS AS OF SEPTEMBER 30, 2002 AND JUNE 30, 2002
                                   (Unaudited)

                        (In thousands of Brazilian reais)


                                   A S S E T S

                                            September 30, 2002    June 30, 2002
                                            ------------------    -------------

CURRENT ASSETS:
     Cash and banks                                21,907              16,286
     Temporary cash investment                     19,733              45,547
     Trade accounts receivable                    319,629             278,702
     Notes and marketable securities                6,152              18,077
     Notes receivable                              15,389              24,208
     Subsidiaries
     Inventories                                  294,792             203,770
     Recoverable taxes                            142,284             145,213
     Prepaid expenses                               3,765               8,733
     Other receivables                             26,515              13,957
                                                ---------           ---------
          Total current assets                    850,166             754,493
                                                ---------           ---------

NONCURRENT ASSETS:
     Notes receivable                              85,851              85,044
     Advances for capital increase                  4,957               4,849
     Related parties                              586,711             329,644
     Recoverable taxes                            118,615             122,855
     Judicial deposits                             11,074              10,196
     Deferred income tax                          136,319             136,319
     Other                                            902                 957
                                                ---------           ---------
          Total noncurrent assets                 944,429             689,864
                                                ---------           ---------

PERMANENT ASSETS:
     Investments-
        Subsidiaries                            4,678,994           1,509,488
        Jointly controlled entities               599,915             150,979
                                                ---------           ---------
                                                5,278,909           1,660,467
        Other                                      64,271              64,271
                                                ---------           ---------
          Total                                 5,343,180           1,724,738

     Property, plant and equipment              2,182,799           2,159,124
     Deferred charges                             356,430             361,920
                                                ---------           ---------
          Total permanent assets                7,882,409           4,245,782
                                                ---------           ---------
          Total assets                          9,677,004           5,690,139
                                                =========           =========




                     The accompanying condensed notes are an
                  integral part of these financial statements.

                                            (A free translation of the original
                                            in Portuguese prepared in conformity
                                            with accounting principles
                                            determined by Brazilian corporate
                                            legislation) BRASKEM S.A.


                                  BRASKEM S.A.


            BALANCE SHEETS AS OF SEPTEMBER 30, 2002 AND JUNE 30, 2002
                                   (Unaudited)

                        (In thousands of Brazilian reais)


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                        September 30, 2002    June 30, 2002
                                                        ------------------    -------------

CURRENT LIABILITIES:
     Bank loans                                                1,044,554           675,600
     Foreign notes payable                                        14,168               533
     Debentures                                                                     40,992
     Suppliers                                                   595,411           378,993
     Taxes payable                                                60,880            52,429
     Dividends                                                       827               880
     Other payable                                                39,752            44,552
                                                             -----------         ---------
          Total current liabilities                            1,755,592         1,193,979
                                                             -----------         ---------
LONG-TERM LIABILITIES:
     Bank loans                                                1,718,935         1,425,839
     Foreign notes payable                                       584,235           426,660
     Debentures                                                1,274,003           637,923
     Provision for loss in investees                             975,077             2,514
     Related parties                                           2,431,379            91,748
     Suppliers                                                    53,479            44,243
     Pension plan                                                 53,753            53,753
                                                             -----------         ---------
          Total long-term liabilities                          7,090,861         2,682,680
                                                             -----------         ---------
SHAREHOLDERS' EQUITY:
     Updated capital                                           1,845,399         1,201,589
     Capital reserves                                            717,822           717,822
     Income reserves                                              97,684            97,684
     Retained earnings                                       (1,830,354)         (203,615)
                                                             -----------         ---------
          Total shareholders' equity                             830,551         1,813,480
                                                             -----------         ---------
          Total liabilities and shareholders' equity           9,677,004         5,690,139
                                                             ===========         =========



                     The accompanying condensed notes are an
                  integral part of these financial statements.

                                            (A free translation of the original
                                            in Portuguese prepared in conformity
                                            with accounting principles
                                            determined by Brazilian corporate
                                            legislation) BRASKEM S.A.


                                  BRASKEM S.A.


                            STATEMENTS OF OPERATIONS

                FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
                                   (Unaudited)

                        (In thousands of Brazilian reais)

                                                          07/01/2002            01/01/2002           07/01/2001        01/01/2001
                                                             until                 until                until             until
                                                          09/30/2002            09/30/2002           09/30/2001        09/30/2001
                                                          ----------            ----------           ----------        ----------
GROSS SALES                                                1,270,506             2,881,141              953,354         2,973,908
DEDUCTIONS FROM SALES                                       (244,058)             (593,733)            (216,691)         (644,016)
                                                          ----------            ----------           ----------        ----------
          Net sales                                        1,026,448             2,287,408              736,663         2,329,892

COST OF SALES                                               (847,219)           (1,948,292)            (652,662)       (1,995,510)
                                                          ----------            ----------           ----------        ----------
          Gross profit                                       179,229               339,116               84,001           334,382

OPERATING (EXPENSES) INCOME:
     Selling                                                 (16,110)              (33,760)             (14,605)          (42,486)
     General and administrative                              (36,128)              (73,184)             (18,840)          (50,603)
     Financial expenses                                     (902,285)           (1,456,715)             (40,791)         (296,502)
     Financial income                                        167,655               247,474               79,113           193,569
     Other operating income (expenses) - net                 (61,988)              (79,717)              (4,221)          (15,891)
                                                          ----------            ----------           ----------        ----------
          Total                                             (848,856)           (1,395,902)                 656          (211,913)

EQUITY IN INCOME OF SUBSIDIARIES AND AFFILIATES             (957,157)             (915,173)             (18,771)           (8,539)
                                                          ----------            ----------           ----------        ----------
INCOME (LOSS) FROM OPERATIONS                             (1,626,784)           (1,971,959)              65,886           113,930

NONOPERATING (INCOME) EXPENSES, NET                                8               (47,205)              (9,158)           (9,625)
                                                          ----------            ----------           ----------        ----------

INCOME (LOSS) BEFORE INCOME TAX                           (1,626,776)           (2,019,164)              56,728           104,305

BENEFIT (PROVISION) FOR INCOME TAX:
      Provision for income tax and social contribution                                (404)              10,418              (413)
      Deferred income tax                                                           57,638              (33,288)          (32,480)
                                                                                ----------           ----------        ----------
          Total benefit (provision) for income tax                                  57,234              (22,870)          (32,893)
                                                                                ----------           ----------        ----------
          Net income (loss)                               (1,626,776)           (1,961,930)              33,858            71,412
                                                          ==========            ==========           ==========        ==========
NUMBER OF OUTSTANDING SHARES (THOUSANDS)                   3,343,693             3,343,693            1,737,796         1,737,796
                                                          ==========            ==========           ==========        ==========
NET INCOME (LOSS) PER THOUSAND SHARES - in whole reais
                                                            (0.48652)             (0.58676)             0.01948           0.04109
                                                          ==========            ==========           ==========        ==========



                     The accompanying condensed notes are an
                  integral part of these financial statements.

                                            (A free translation of the original
                                            in Portuguese prepared in conformity
                                            with accounting principles
                                            determined by Brazilian corporate
                                            legislation) BRASKEM S.A.

1.   OPERATIONS

(a) The Company's main activities are the manufacturing, trade, importing and exporting of chemical and petrochemical products and fuels, as well as the production of steam, water, compressed air and electric power, which are supplied to the companies making up the Camacari Petrochemical Complex in Bahia, Brazil, as well as service rendering for the same companies. The Company also maintains investments in other companies, either as partner or shareholder and is engaged in the manufacturing, distribution, trade, import and export of gasoline; diesel oil; liquefied petroleum gas (LPG) and other petroleum by-products.

     In the light of the corporate restructuring described in this Note, the Extraordinary General Meeting, on August 16, 2002, among other matters, approved the alteration of the Company's name to Braskem S.A..

(b) As of September 30, 2002 the Company presented negative working capital in the amount of R$905,426 thousand (R$1,962,081 thousand consolidated). The consolidated balance sheet includes R$1,348 million related to advances to export contracts and advances of foreign clients of Braskem and its subsidiaries that will be amortized with future exports. Its may be considerate that almost seventy percent of these loans are indexed to the US dollar exchange rate which close on September 30, 2002 at R$3.8949. As of October 31, 2002 this rate was R$3.645, representing a 6.4% decrease, resulting in a reduction of the loan balances in the amount of R$580 millions. For the reduction of the working capital demand, the Company's management and its subsidiaries depend on: 1) own cash generation; 2) the postponement of the payment dates of its main supplier obligations; 3) funding related to export flows and; 4) the postponement of the maturity of loans through new long term borrowings, including transactions in the conclusion phase in the amount of R$650 million.

(c)  Corporate Restructuring

(i)  Auction

     The Mariani and the Odebrecht Groups, through Nova Camacari Participacoes S.A., were the winners of the auction of the so-called Economico S.A. Empreendimentos Assets (ESAE Assets), held in the city of Sao Paulo on July 25, 2001. As a result, Nova Camacari acquired control of Norquisa, which, in turn, was Company's parent company.

     In order to maximize the value of the ESAE Assets in the auction, the Brazilian Central Bank, as Liquidator of Banco Economico (ESAE's controlling shareholdes), structured the so-called Protocol Group (Economico, Mariani and Odebrecht Groups) to sell the ESAE Assets jointly with a block of assets of the members of the Protocol Group, which included their respective shareholdings in Norquisa. The Brazilian Central Bank then announced two auctions for the sale of the package of shareholdings, in December 2000 and March 2001, both of which were inconclusive.

     The 3rd auction had as its objective the sale of 100% of the ESAE Assets for the minimum price of R$785,000 thousand. The winner of the 3rd auction, upon buying ESAE, was obliged to respect the tag-along rights of the remaining members of the Protocol Group and the shareholders' agreement of Copene Participacoes (the new name of Conepar - Companhia Nordeste de Participacoes). As a result, under the rules of the 3rd auction, Nova Camacari acquired, through the exercise of the tag along right of sale, 31.92% and 11.76% of Copene Participacoes' capital, held indirectly by the Odebrecht and Mariani Groups, and by BNDESPAR, respectively, and now holds 100% of Copene Participacoes' capital. Furthermore, through the exercise of the tag-along rights held by companies controlled by the Odebrecht and Mariani Groups, Nova Camacari acquired 100% of the capital of Proppet S.A.

     For the acquisition of the Copene Participacoes stock held by BNDESPAR, a purchase option agreement was reached with Nova Camacari, which offered a bank certificate of deposit in the amount of R$164,000 as guarantee of its purchase intention. The purchase option was called by the Company on September 27, 2001 (see comments in this Note (viii)).

     Copene Participacoes, in turn, controls Polialden Petroquimica S.A. (66.67% of voting capital and 42.64% of total capital) and has a significant shareholding in Politeno S.A. Industria e Comercio (35.00% of voting capital and 30.99% of total capital), both of which are second-generation operational companies which produce thermoplastic resins.

(ii) Cost of Investments

     With the amounts paid in the 3rd auction and those resulting from the exercise of the rights of joint sale ("tag-along"), and subsequent capital subscription in Proppet S.A., a premium of R$ 1,288,941 thousand was recorded on these acquisitions, as set out below:


                                          % total                                                         In thousands of reais
              Assets                      capital                Sellers                Amount           Investment      Premium
-------------------------------------   ---------       ------------------------   -------------       --------------  ----------
ESAE (1)                                  100.00        Banco Economico                  785,000            87,570       697,430

Rights of joint sale (tag-along)-
   Intercapital (1), (2)                  100.00        Nova Odequi/Pronor/CBP           444,980            47,720       397,260
   Proppet                                100.00        Nova Odequi/Nitrocarbono          51,136                          51,136
                                                                                   -------------       -----------     ----------
          Total paid                                                                   1,281,116           135,290      1,145,826
                                                                                   =============       ===========     ==========
Copene Participacoes shares (3)            11.76   BNDESPAR                              167,770            24,655        143,115
                                                                                   -------------       -----------     ----------
          Total amount                                                                 1,448,886           159,945      1,288,941
                                                                                   =============       ===========     ==========


(1) ESAE and Intercapital held, respectively, 56.31% and 31.92% of Copene Participacoes' total capital.
(2)  Minimum values calculated in proportion to the ESAE value.
(3)  Transaction concluded on September 27, 2001.


     The premiums paid were recorded as goodwill, are based on the future profitability of the underlying companies, and will be amortized on the straight line basis over ten years, as from August 1, 2001, in accordance with the yearly projections of future profitability set out in the appraisal report issued by independent appraisers, as mentioned in item
     (vi) of this Note. The amortization may be revised periodically according to changes in circumstances. The goodwill paid on the acquisition made on September 27, 2001, from BNDESPAR is being amortized as from October 1st, 2001.


(iii) Funding of the purchase price

The immediate principal funding of the payment of the consideration for the assets acquired in the auction or otherwise in connection with the auction of the ESAE Assets was through bridge loans to Nova Camacari from Banco ABN Amro Real S.A. ("ABN AMRO") and Citibank S.A. ("Citibank"), and subsequently with ING Bank N.V., in the total amount of R$1,201,363 thousand. This funding ended on December 28, 2001 and was substituted on the same date by the 10th issue of debentures, in the amount of R$625,000 thousand, and also by Export Prepayments of US$250,000 thousand.

The remaining funds, R$226,562 thousand, were obtained through a Private Financing Instrument from companies within the controlling groups with remuneration based on the same terms as those of the Bridge Loan, i.e., the lower of 25.16% per year or 108.5% of the interbank certificate of deposit (CDI) rate.

(iv) Non-operational Assets


     Within the context of the 3rd auction, Odebrecht Quimica ("Odequi") acquired 23.69% of the common shares of Norquisa held indirectly by Polialden for R$241,942 thousand. This amount is proportional to the consideration arising from the exercise of the rights of joint sale (tag-along) by Trikem and Pronor paid on demand in cash. The sale of these shares resulted in a gain of R$141,825 thousand by Polialden.

     This transaction eliminated the potential cross-shareholdings between the Company and Nova Camacari that could have arisen upon Nova Camacari's subsequent purchase by the Company. It also substituted non-operating assets of Nova Camacari (shares in Norquisa) with cash available for funding of operations.


(v)  Acquisition of Nova Camacari by the Company

     Based on the authorization by the Company's Administrative Council on July 24, 2001, the Company acquired Nova Camacari after the 3rd Auction for the symbolic amount of R$100 (one hundred reais), giving rise to negative goodwill of R$45,949 thousand on the acquisition. With this transaction, the Company acquired assets which Nova Camacari had previously acquired in the context of the ESAE Auction, as well as the respective funding, in the amount of R$1,417,512 thousand.

     The amount paid for the acquisition of those investments is supported by the economic and financial appraisal reports of independent experts.

     The purchase of these assets (Northeast Assets) by the Company was approved by the aforementioned Company Administrative Council meeting on July 24, 2001. The terms of approval stipulated that, after the Company acquired Nova Camacari, a first class investment bank would independently appraise the cost of Nova Camacari for the purposes of adjusting the price paid by the Company, if applicable. The selected bank, Unibanco, prepared its appraisal using the same projections of resin and raw material prices and of macroeconomic indicators used in the formulation of the discount rate used in the independent appraisals of Nova Camacari. The remaining hypotheses and the methodology used to obtain the discount rate were selected by the bank.

     This appraisal presented a result compatible with the other appraisals, and was approved during the Company's Administrative Council meeting on December, 18, 2001.


(vi) Upstream mergers

     On September 13, 2001, the Company publicly announced the terms, conditions and justifications for the corporate restructuring which it intended to carry out including the upstream merger of Nova Camacari, Intercapital and Proppet into the Company. The mergers were based on the book values of their respective Shareholders' Equity balances as attested to by qualified experts. The Stockholders' Extraordinary General Meeting of September 28, 2001, approved the complete merger.

     The reports of the qualified experts show the net assets of Nova Camacari, Intercapital and Proppet in accordance with accounting principles determined by Brazilian corporate legislation, based on their Balance Sheets as of August 31, 2001, as set out below:


                                                                                 In thousands of R$
                                                  ---------------------------------------------------
                                                       Nova
                                                     Camacari        Intercapital          Proppet
                                                  --------------    --------------     --------------

ASSETS:
    Current                                              166,793                1              47,783
    Noncurrent                                                                                  3,430
    Permanent assets-
        Investment-
           Cost                                          184,775           66,922               1,918
           Goodwill                                    1,136,507
        Property, plant and equipment                                                         181,409
        Deferred charges                                  21,468                               15,265
                                                  --------------    -------------      --------------
                                                       1,509,543           66,923             249,805
                                                  ==============    =============      ==============
Less-

LIABILITIES:
   Current                                             1,494,854                              125,486
   Long-term liabilities                                                                      124,304
                                                  --------------    --------------     --------------
   Net assets to be merged into Copene                    14,689           66,923                  15
                                                  ==============    =============      ==============


     No goodwill or negative goodwill resulted from the mergers because they were carried out at book values as of August 31, 2001.

     The assets merged into the Company included Nova Camacari's goodwill arising from the shareholdings acquired in the auction of July 25, 2001. This goodwill, in the total amount of R$1,270,073 thousand, net of the amortization of R$18,868 thousand, relates to Nova Camacari's shareholdings in ESAE, Intercapital and Proppet. On August 31, 2001 Nova Camacari had subscribed and paid in capital in Proppet S.A. in the total amount of R$27,616 thousand, recognizing goodwill of R$27,601 thousand as a result. As discussed in item (ii) of this Note, the economic basis of this goodwill is the future profitability of the operations of the companies acquired. Based on current tax legislation, this goodwill is expected to generate income tax benefits with a present value in local currency equivalent to US$50.1 million (R$195,135 thousand on September 30, 2002).

     These mergers were the first phase of a wider restructuring which, in the future, will result in the merger of other companies into the Company. The present value of expected cost savings and tax benefits resulting from the operational and tax synergies of this restructuring is estimated at the local currency equivalent of US$317.6 million (approximately R$1,237,020 thousand on September 30, 2002 - information not reviewed by independent accountants), which will have a favorable impact on the Company's future profits.

(vii) Acquisition of Copene Participacoes' shares

     Continuing the corporate restructuring process mentioned above, on September 27, 2001, Nova Camacari and BNDES Participacoes S.A. - BNDESPAR signed a Guaranteed Contract for Purchase and Sale of Shares. This contract provided for the acquisition of 1,000,000,000 (one billion) class "B" preferred nominative shares of Copene Participacoes, for the total price of R$163,997 thousand calculated on July 27, 2001, which, monetarily restated up to September 27, 2001, totaled R$167,770 thousand, including R$143,115 thousand of goodwill.

     The principal amount of the debt arising from this contract will be paid to BNDESPAR in a single installment, on August 15, 2006. Interest will accrue on this debt at the Long Term Interest Rate (TJLP) set by the Central Bank, plus a 4% per year spread.

     BNDESPAR has the option of converting the credit related to this contract, at the due date, into class "A" preferred stock of the Company.


(viii) Formation of Braskem S.A.


     The Company announced on July 29,2002, that the Administrative Council, by unanimous deliberation, had called an Extraordinary General Meeting, which was held on August 16, 2002, and approved (a) the merger of the petrochemical and chemical assets belonging to Odebrecht and Mariani Groups (the "Odebrecht/Mariani Assets"), comprising OPP Produtos Petroquimicos S.A. (98.39% ownership) and 52114 Participacoes S.A. (100% ownership). The mergers occurred as of May 31, 2002. 52114 Participacoes S.A is a holding company which has a single investment of 92.29% of the total capital of Nitrocarbono S.A.; (b) the alteration of the name of COPENE to Braskem S.A. and (c) the modification of the by-laws to grant tag-along rights to all common and preferred shareholders upon an eventual sale of the Company's control.

     After the mergers' approval by the Extraordinary General Meeting mentioned above, the Company's paid-in capital increased from R$1,201,589 thousand to R$1,845,398 thousand, through the issue of 579,397,986 new common shares and 1,026,498,803 class "A" preferred shares.

     As established in the Merger and Justification Protocol, these mergers were performed through the exchange of Odebrecht/Mariani Assets' shares for new shares issued by the Company, based on economic appraisal reports of the involved companies, prepared by a first class investment bank.

     The net assets of the merged companies OPP Produtos Petroquimicos S.A. ("OPP PP") and 52114 Participacoes S.A. ("52114"), in accordance with the appraisal reports as of May 31, 2002, are presented as follows:


                                                                             THOUSANDS OF R$
                                                                    -----------------------------
                                                                      OPP PP              52114
                                                                    ---------          ----------
ASSETS
          Current                                                         393
          Noncurrent                                                   60,207
          Permanent
               Investments                                          5.193.854             60.913
                                                                    ---------          ----------

                                                                    5.254.454             60.913
                                                                    =========          ==========
Less

LIABILITIES
          Current                                                      27.759
          Long term                                                 4.648.800
                                                                    ---------          ----------
          Merged net assets                                           582.895              60.913
                                                                    =========          ==========

         - Net assets variation between May 31
           and August 16, 2002                                       (349,668)             (7,622)



     According to the Merger and Justification Protocol, the effects of the shareholders' equity variation between the date of the appraisal report, May, 31, 2002, and the date of the Extraordinary General Meeting, August, 16, 2002, were recorded in the Company's result, in the amount of R$
     357.290 thousand.

     The balance sheets of the merged companies included the following amounts of goodwill:

     In OPP PP, R$1,935,406 thousand, which is directly related to future profitability and the appreciation of the fixed assets of the subsidiaries of Odebrecht Quimica S.A. (OPP Quimica e Trikem), as defined in appraisal reports issued by independent experts. These goodwill amounts as of the date of the merger are presented as follows:


ECONOMIC BASIS                            THOUSANDS    AMORTIZATION
                                              OF R$    CRITERION

Appreciation of fixed assets              1,603,812    Remaining economic useful
                                                       lives of fixed assets
Future profitability of the investees       331,594    10 years


     In 52114 Participacoes S.A., the goodwill amounting to R$56,611 thousand directly related to the appreciation of the fixed assets of the subsidiary Nitrocarbono S.A..

     The Company and its subsidiaries may be economically and/or structurally affected by the outcome of this process.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The Quarterly Information - ITR was prepared in accordance with principles determined by Brazilian Corporation Law, and also in compliance with the standards and procedures determined by the Brazilian Securities Commission
     (CVM).

     In the preparation of the financial statements, it is necessary to use estimates to record certain assets, liabilities and other transactions. The accounting information of the Company and its subsidiaries includes, therefore, various estimates regarding the selection of the useful lives of property, plant and equipment and provisions for contingencies, income tax and other similar provisions.

     The preparation of the Quarterly Information - ITR takes into consideration the following aspects:

(a)  DETERMINATION OF RESULTS

     Results are determined on the accrual basis of accounting. The provision for income tax, when due, is recorded including the tax incentive amounts, with the amounts related to tax exemption and reduction recorded as capital reserve.

     As from the third quarter of 2002, the Company started to record freight expenses on sales as "Deduction from sales", based on the fact that these expenses are included in the billed amount but passed on directly to the freight companies. Freight expenses amounted to R$21,220 thousand and R$12,221 thousand for the periods ended September 30 and June 30, 2002, respectively. (In 2001 freight expenses amounted to R$16,162 thousand for the periods ended September 30 and R$5,730 thousand for June 30, and were recorded as "Selling Expenses").

(b)  CURRENT ASSETS AND LONG TERM RECEIVABLES

     Financial investments and marketable securities are shown at cost, including accrued income up to the balance sheet date, and adjusted by a provision for loss, when applicable.

     Inventories are stated at average purchase or production cost, which is lower than replacement cost or realizable value. Imports in transit are stated at the accumulated cost of each import.

     The other assets are shown at realizable values, including, where applicable, accrued income and monetary variations, or at cost in the case of prepaid expenses.

(c)  PERMANENT ASSETS

     These assets are stated at cost including restatements through December 31, 1995 and take the following into consideration:

     o Investments in subsidiary and associated companies are accounted for on the equity method, plus unamortized goodwill.

     o Property, plant and equipment are shown at cost, and as from 1997 include capitalized interest incurred during the expansion of production capacity of the plants.

     o Depreciation of property, plant and equipment is recorded on the straight-line method at the annual rates varying from 3.3% to 20%.

     o Amortization of deferred charges is recorded over a period from 2.5 to 10 years as from the time benefits begin to accrue.

(c)  CURRENT AND LONG TERM LIABILITIES

     These liabilities are stated at known or estimated amounts, including accrued charges and monetary correction, when applicable. The provision for loss in subsidiaries is recorded based on the negative net assets (unsecured liabilities) of these companies. It is accrued under the caption long term liabilities and expensed as operating income (expense).

(e)  CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements were prepared in accordance with Brazilian Corporate Legislation and CVM instructions, and include the financial statements of the Company and its subsidiaries and jointly-owned subsidiary in which it has direct or indirect control, as shown below:

                                                                                                                      SHAREHOLDING
BRASKEM'S DIRECT SHAREHOLDINGS                                                         COUNTRY                IN TOTAL CAPITAL (%)
----------------------------------------------------------------------------    --------------------     -------------------------


SUBSIDIARIES
      Copene Monomeros Especiais S.A. ("Monomeros")                             Brazil
                                                                                                                             87.24
      Tegal Terminal de Gases Ltda. ("Tegal")                                   Brazil
                                                                                                                             82.00
      CPN Incorporated Ltd. ("CPN Inc.")                                        United States
                                                                                                                            100.00
      CPN Distribuidora de Combustiveis Ltda. ("CPN Distribuidora")             Brazil
                                                                                                                            100.00
      Copene Participacoes S.A.  ("Copene Participacoes") (*)                   Brazil
                                                                                                                             43.69
      ESAE - Economico S.A. Empreendimentos ("ESAE")                            Brazil
                                                                                                                            100.00
      Proppet Overseas Ltd. ("Proppet Overseas")                                Bahamas
                                                                                                                            100.00
      Nitrocarbono S.A. ("Nitrocarbono")                                        Brazil
                                                                                                                             92.29
      Odequi Investments Ltd. ("OIL")                                           Bahamas
                                                                                                                            100.00
      Odequi Overseas Inc. ("OVERSEAS")                                         Cayman Islands
                                                                                                                            100.00
      Odebrecht Quimica S.A. ("Odequi") (***)                                   Brazil
                                                                                                                             98.39
      OPP Produtos Petroquimicos S.A. ("OPP PP")                                Brazil
                                                                                                                            100.00
      52114 Participacoes S.A. ("52114")                                        Brazil
                                                                                                                             92.29

JOINTLY CONTROLLED
      Cetrel S.A. Empresa de Protecao Ambiental ("Cetrel")                      Brazil
                                                                                                                             18.46
      Codeverde Companhia de Desenvolvimento
           Rio Verde ("CODEVERDE")                                              Brazil
                                                                                                                             35.42
      Norcell S.A. ("Norcell")                                                  Brazil
                                                                                                                             88.42
      COPESUL - Companhia Petroquimica do Sul ("COPESUL") *                     Brazil
                                                                                                                             20.67

(*) The investments in COPESUL were proportionally consolidated under CVM Instruction 247/96.
(**) In the consolidated financial statements, the total participation in the capital of Copene Participacoes through the subsidiary ESAE is 100%.
(***) In the consolidated financial statements, the total participation in the capital of Odequi through the subsidiary OVERSEAS is 100%.

The direct or indirect holdings of the subsidiary Odebrecht Quimica included in the consolidation are as follows:


                                                                                                                      SHAREHOLDING
BRASKEM'S DIRECT SHAREHOLDINGS                                                         COUNTRY                IN TOTAL CAPITAL (%)
----------------------------------------------------------------------------    --------------------     -------------------------

ODEBRECHT QUIMICA S.A.'S SUBSIDIARIES
      OPP Quimica S.A. (*)                                                      Brazil                                    81.28

OPP QUIMICA S.A.'S SUBSIDIARIES
      Trikem S.A.  ("Trikem")                                                   Brazil
                                                                                                                          38.09
      OPP Finance Ltd. ("OPP Finance")                                          Cayman Islands
                                                                                                                         100.00
      OQPA - Administracao e Participacoes Ltda. ("OQPA")                       Brazil
                                                                                                                         100.00
      CPP - Companhia Petroquimica Paulista ("CPP")                             Brazil
                                                                                                                          90.71
      OPP Resinas S.A. ("OPP Resinas")                                          Brazil
                                                                                                                         100.00
      Lantana Trading Co. Inc. ("Lantana")                                      Bahamas
                                                                                                                         100.00
      OPE Investimentos S.A. ("OPE Investimentos") (**)                         Brazil
                                                                                                                          94.89
      Investimentos Petroquimicos Ltda. ("IPL")                                 Brazil
                                                                                                                         100.00
      PSA Trading AVV ("PSA")                                                   Aruba
                                                                                                                         100.00

TRIKEM S.A.'S SUBSIDIARIES
      Companhia Alagoas Industrial - CINAL ("CINAL")                            Brazil
                                                                                                                          47.60
      CPC Cayman Ltd. ("CPC Cayman")                                            Cayman Islands
                                                                                                                         100.00
      TRK Brasil Trust S.A. ("TRK")                                             Brazil
                                                                                                                          99.50
      Odebrecht Mineracao e Metalurgia Ltda ( "OMML")                           Brazil
                                                                                                                          99.99


(*) In the consolidated financial statements, the total participation in the capital of OPP Quimica through the subsidiaries Odequi and OIL is 100%.

(**) In the consolidated financial statements, the total participation in the capital of OPE Investimentos thrrough the subsidiary OVERSEAS is 100%.

     In the consolidated financial statements, the investments in subsidiaries and the equity in the results of subsidiaries, as well as the intercompany assets and liabilities, were eliminated. Minority interest in subsidiaries has been segregated in the balance sheet.

     For a better presentation of the consolidated financial statements, the reciprocal shareholdings between the companies of the group were reclassified as treasury stock. These holdings arose from the corporate restructuring described in Note 1(c). The reconciliation between parent company and consolidated shareholders' equity and the result of the nine-month period ended as of September 30, 2002 is as follows:

                                                                                   THOUSANDS OF R$
                                                                 ---------------------------------
                                                                 SHAREHOLDERS'           RESULT OF
                                                                        EQUITY          THE PERIOD
                                                                 ---------------------------------

Parent company                                                         830,551         (1,961,930)
                                                                 -------------         ----------
Gains on sales of shareholdings to group companies                     (37,790)           (37,790)
Reciprocal shareholding classified as treasury stock                   (13,110)
                                                                 -------------         ----------
Consolidated                                                           779,651         (1,999,720)
                                                                 =============         ==========



3.   TRADE ACCOUNTS RECEIVABLE

                                                       THOUSANDS OF R$
                                           ---------------------------
                                            09/30/02         06/30/02
                                           ---------        ---------
Clients
   Domestic market                           245,961          230,352
   International market                      124,264           48,539
Discounted trade receivable                 (49,822)            (189)
Allowance for doubtful accounts                (774)
                                           ---------        ---------
In current assets                            319,629          278,702
                                           =========        =========



     Some of the Company's customers finance their purchase of petrochemicals through "vendor" arrangements. On September 30, 2002 the related amount totaled R$151,906 thousand (R$111,019 thousand on June 30,2002).


4.   INVENTORIES


                                                             THOUSANDS OF R$
                                                     ---------------------------
                                                      09/30/02         06/30/02
                                                     ---------        ---------
Clients
Finished goods                                       109,939             65,097
Work in progress                                      10,096             12,852
Raw material, production inputs and packaging         77,009             47,550
Advances to suppliers                                 47,838             22,428
Warehouse                                             49,910             55,843
                                                     -------            --------
Total                                                294,792            203,770
                                                     =======            =======



5.   RELATED PARTIES

                                                                                                                     THOUSANDS OF R$
                                                                                                   ASSETS                LIABILITIES
                                                                      CURRENT                  NONCURRENT                    CURRENT
                                                TRADE ACCOUNTS          NOTES         NOTES       RELATED                      NOTES
                                                    RECEIVABLE     RECEIVABLE    RECEIVABLE       PARTIES       SUPPLIERS    PAYABLE
                                                --------------     ----------    ----------    ----------       ---------    -------
SUBSIDIARIES
  Monomeros                                                357                                      2,262
  Tegal(*)                                                                                          1,925             892
  CPN Inc.                                             118,196                                    448,112
  CPN Distribuidora
  Proppet Overseas
                                                                                                    2,705
  Nitrocarbono                                           7,284                                     14,959
  Odequi                                                                                            5,462
  Polialden                                              9,482                                      8,722                      3,466
     OPP Quimica                                        76,231                                     60,207
  Trikem                                                92,854         15,389        85,851                           133

JOINTLY CONTROLLED
  Cetrel (*)                                                                                        2,825
  CODEVERDE (*)                                                                                       190
  Politeno                                              24,578

AFFILIATE
  Petroflex Industria e Comercio S.A.
        ("Petroflex")                                                                              20,386

RELATED
  Petrobras Petroleo Brasileiro S.A. ("Petrobras")                                                 23,896         386,453
  Petrobras Distribuidora S.A.                                                                                      1,049
  COPENER - Copene Energetica S.A.                                                                                             1,830
  Others (*)                                                                                           17
                                                  ------------     ----------    ----------    ----------       ---------    -------
SEPTEMBER 30, 2002                                     328,982         15,389        85,851       591,668         388,527      5,296
                                                  ============     ==========    ==========    ==========       =========    =======
JUNE 30, 2002                                          171,620         24,208        85,044       334,493         270,502      5,103
                                                  ============     ==========    ==========    ==========       =========    =======


(*) Advances for future capital increase.

                                                                                                                     THOUSANDS OF R$
                                                     LIABILITIES                                                        TRANSACTIONS
                                                                                       UTILITIES     FINANCIAL AND     FINANCIAL AND
                                                       LONG TERM        PRODUCTS         AND RAW          MONETARY          MONETARY
                                                                                        MATERIAL
                                                         RELATED          SALES/      PURCHASES/       RESTATEMENT       RESTATEMENT
                                       SUPPLIERS         PARTIES        REVENUES        EXPENSES          REVENUES          EXPENSES
                                       ---------     -----------       ---------      ----------     -------------     -------------
SUBSIDIARIES
  Monomeros                                               54,938          22,915             533
  Tegal                                                                                    5,553
  CPN Inc.                                                               235,374                             9,692
  CPN Distribuidora                                          986
  Proppet Overseas                                            19
  Nitrocarbono                                                            71,128           1,106                90               149
  Odequi (**)                                          2,281,736
  Polialden                                                              117,124                               185               194
  OPP Quimica                                             44,283         171,459
  Trikem                                                     816         197,138           1,584             9,463

JOINTLY CONTROLLED
  Cetrel                                                                      51           3,437
  Politeno                                                               327,554

AFFILIATE
  Petroflex                                                              121,366                             3,035

RELATED
  Petrobras                               53,479                                       1,257,377             1,972            14,480
  Petrobras Distribuidora S.A.                                                            48,733                               5,591
  COPENER - Copene Energetica S.A.                        48,601
                                       ---------     -----------       ---------      ----------     -------------     -------------

SEPTEMBER 30, 2002                        53,479       2,431,379       1,264,109       1,318,323            24,590            20,414
                                       =========     ===========       =========      ==========     =============     =============

JUNE 30, 2002                             44,243          91,748       1,099,906         775,888            20,478            12,000
                                       =========     ===========       =========      ==========     =============     =============



(**) The amount presented as related parties in long term liabilities refers to notes payable.

     All trade transactions with related parties (sales of petrochemicals and utilities and purchases of raw material) are conducted under the same commercial conditions as those conducted with companies that are not related parties.

     The ethylene price results from the practice of margin sharing with the second generation companies. This practice consists of sharing the gross margin in proportion to the return on investments. The prices for the other products are defined based on many market factors, including international factors.

     The price of naphtha, Company's main raw material supplied by Petrobras, is negotiated between Petrobras and the first generation petrochemical companies, using the European market as a reference. The Company is also directly importing naphtha, corresponding to 30% of the total consumed volume. The price reference is the international market price (ARA).

     The sales have a 15-day average collection period. Up to the 14th day, the sales are considered as cash sales, and no financial changes are incurred. From the 15th day, the balances start bearing interest of 2% per month.

     The financial income and expenses, including monetary variations, are recorded based on contractual conditions.

(a) The related parties balance includes current account balances, and the main balances are summarized as follows:

                                                                                                               THOUSANDS OF R$
                                                                                                               ---------------
                                                                                                                       BALANCE
                                                                                                               ---------------

     PARTICIPATING COMPANIES                           ANNUAL FINANCIAL CHARGES                    09/30/02                06/30/02
     -----------------------                           ------------------------                    --------                --------

     SUBSIDIARIES

        NONCURRENT ASSETS
        -----------------

          CPN Inc.                                     Exchange variation + 8.35%                  448,112                  282,283
          Nitrocarbono                                 100% of CDI                                  14,959
          OPP Quimica                                  100% of CDI                                  60,207
          Monomeros                                    No financial charges                          2,262
          Proppet Overseas                             IGP-DI                                        2,705                    2,545
          Odequi                                       100% of CDI                                   5,462
          Polialden                                    100% of CDI                                   8,722

        LONG TERM LIABILITIES
        ---------------------

          Monomeros                                    No financial charges                         54,938                   47,291
          CPN Distribuidora                            No financial charges                            986                      986
          OPP Quimica                                  100% of CDI                                  44,283
          Trikem                                       100% of CDI                                     816
          Odequi                                       No financial charges                      2,281,736


     The amount of R$2,281,736 recorded as Long term liabilities refers to notes payable to the subsidiary Odequi. The liquidation of this amount depends on the schedule to be set by the parties.

(b) The related parties balance includes intercompany balances, and the main balance is summarized as follows:


     AFFILIATE
                                                                                  THOUSANDS OF R$
                                                                                  ---------------
        NONCURRENT ASSETS               ANNUAL FINANCIAL CHARGES       09/30/02          06/30/02
     -----------------------            ------------------------       --------          --------
          Petroflex                      110% of CDI                    20,386             21,613


6.   RECOVERABLE TAXES

     The main recoverable taxes, which are monetarily restated based principally on the Joint Settlement Standard of the Brazilian Tax Agencies (SRF/COSIT/COSAR) No. 08 of June 27, 1997 for periods up to December 31, 1995 and thereafter based on the Special Liquidation and Custody System (SELIC) interest rate, comprise the following:

                                                                 THOUSANDS OF R$
                                              ----------------------------------

                                                    09/30/02            06/30/02
                                              ---------------   ----------------

     Recoverable V.A.T. (*)                           74,303              54,823
     PIS - Lawsuit No. 2,445 and 2,449/88                                 43,117
                                                       8,870
     IPI - Extemporaneous Credits                     18,569              17,970
     Presumed credits - IPI                           27,178              19,300
     Withholding income tax                           79,640              78,974
     ILL - years 1990 and 1991                        46,596              45,751
     Other                                                                 8,133
                                                       5,743
                                              ---------------   ----------------

                                                     260,899             268,068

     Less - Current                                (142,284)           (145,213)
                                              ---------------   ----------------

     Non Current                                     118,615             122,855
                                              ===============   ================


(*) Not subject to monetary restatement.


(a)  PIS/IPI

     As of December 31, 2001, the Company recognized the amount of R$8,302 thousand as operating income based on a judicial decision res judicata regarding PIS (Social Integration Program contributions) and the applicability of Decree-Laws 2,445 and 2,449/88 obtained by CPN - Administracao de Bens e Imoveis Ltda., a former subsidiary which was merged into the Company in 2000. This balance as of September 30, 2002 totals R$8,870 thousand.

     As of March 31, 2002, considering the higher judicial decision of the Superior Court of Justice (STJ) regarding the unconstitutionality of Decree-Laws 2,445 and 2,449/88 and the definition of the basis of calculation and payment dates for PIS, as well as the preliminary decision in February 2002 favorable to the Company's positions, which recognized the right to offset its credits against current PIS/COFINS obligations, the Company recognized the total amount of R$45,249 thousand as other operating income. As of September 30, 2002, the balance had been totally offset (R$ 34,247 thousand as of June 30, 2002).

     As of December 31, 2001, the Company recognized under the caption "Other operating revenues" the extemporaneous credit related to federal excise tax
     (IPI) in the amount of R$16,830 thousand, related to Law 9,777/99, which allowed the offset of credits from raw-material and production inputs purchases. The restated amount as of September 30, 2002 amounts to R$18,569 thousand.

(b)  FINSOCIAL

     On October 10, 1994, the Company obtained a favorable decision regarding this matter and the Federal Court allowed the Company to withdraw 75% of the Finsocial deposits previously paid into court for the period from November 1991 to March 1992. These deposits were withdrawn on October 13, 1994, in the amount of R$5,533 thousand.

     Most of the credits for the period October 1988 to October 1991 had been recognized in results of operations of years prior to 1999, under the caption Other Operating Income - Net. Considering that the Company had paid deposits into court for the Finsocial due on Value Added Tax (ICMS) (Note
     8), despite the decision against it in that case, the Company requested the courts to offset the deposits against the remaining percentage of 0.5%, and this was done on June 11, 2001 in the amount of R$4,878 thousand. Guaranteed by a majority decision on Special Appeal in favor of the Company, issued on September 1, 1999 and taking into consideration the favorable pronouncement by the Finance Ministry, the Company offset these amounts against Cofins tax payable from January until April 2002.


(c)  TAX ON NET INCOME (ILL)

     In 1992, the Company requested a court injunction in order to assure the right of nonpayment of the ILL at the rate of 8% on the net income for the base periods 1989 to 1992.

     Based on the decision res judicata that declared Article 35 of Law No. 7,713 of December 22, 1988 unconstitutional, on July 23, 1997 the Company recovered the related deposits paid into court for the periods from August 1991 to March 1993 (base periods 1991 and 1992), in the total amount of R$7,244 thousand.

     Amounts relating to the base periods 1989 and 1990 were paid directly to the federal government and, therefore, gave rise to a claim for offsetting them against federal taxes or reimbursement in the amount of R$22,900 thousand, which was recognized in income for the year ended December 31,1997 in the caption Other Operating Income. This amount, restated to September 30, 2002, amounts to R$36,855 thousand, which has already been confirmed by a court-nominated expert accounting witness. The Company also has credits amounting to R$9,740 thousand following the merger with the subsidiary CEMAN - Central de Manutencao Ltda. on March 31, 1999.

     In order to obtain the resources as soon as the legal action is judged, the Company requested and obtained a court decision to treat the overpayments (R$ 36,855 thousand) as payments in lieu of PIS and Cofins deposits. These latter deposits as of September 30, 2002, amounted to R$28,155 thousand (Note 7).

     On March 6, 2002, the Federal Court of Appeals (TRF) recognized the Company's right to offset the paid amounts, monetarily restated as from the payment date, including the use of expunged inflation indexes and the SELIC rate.

7.   DEPOSITS PAID INTO COURT

     Based on questions as to the legality and constitutionality of certain taxes, the Company has requested court injunctions against such taxation and has paid deposits into court for the related amounts.

     The main deposits, monetarily restated, are:

                                                                 THOUSANDS OF R$
                                                         -----------------------

                                                          09/30/02    06/30/02
                                                         ----------   ---------

     PIS/Cofins - to be offset against ILL credits (*)      28,155      27,954
     Education allowance and INSS                           13,890      13,403
     Cofins - to be offset against fines paid                6,475       6,429
     Insurance of work accidents                            10,518       9,533
     Cofins on  financial income                            25,133      21,337
     Other                                                   6,848       6,362
                                                         ----------   ---------

                                                            91,019      85,018

     Less - Provision for loss on above                    (79,945)    (74,822)
                                                         ----------   ---------

                                                             11,074     10,196
                                                         ==========   =========
     (*) Note 6





8.   INVESTMENTS

     In 2001, the Administrative Council of the jointly controlled company Norcell S.A. decided to conduct an operational restructuring of the company and its subsidiaries Copener Florestal Ltda. and partnerships (SCP's), because of its conclusion that the pulp production project was unfeasible. The restructuring objectives are:

          o Operational focus on complying with the wood supply contracts in effect until December 2011, for which revenues are estimated at R$138,000 thousand as of September 30, 2002.

          o    Maintenance of lands and forests.

          o    Sale of land not useful for eucalyptus cultivation.

          o Sale of residual forests used only for production and energy generation.

          o    Sale of equipment for used forest activities.


     In the light of the aforementioned facts, the realization of the assets related to intercompany loans, investments, property, plant and equipment and deferred charges depends on the success of the future stages of the restructuring process.

     The Company performed preliminary studies in order to recognize its assets at their realization values and, as a consequence, recorded a provision for possible loss in the amount of R$25,000 thousand.

     The main information regarding the investments in subsidiary, jointly controlled and affiliated companies is follows:

(a)        INVESTMENT INFORMATION


                                                     QUANTITY OF OWNED            SHAREHOLDING
                                                      SHARES OR QUOTAS    IN TOTAL CAPITAL (%)
                                        -------------------------------  ----------------------

                                              09/30/02        06/30/02    09/30/02    06/30/02
                                        ---------------  --------------  ----------  ----------

     (PARENT COMPANY'S
      INVESTMENT INFORMATION

       SUBSIDIARIES
           Monomeros                       683,393,147     683,393,147       87.24       87.24
           Tegal                            19,814,247      19,814,247       82.00       82.00
           CPN Inc.                             95,000          95,000      100.00      100.00
           CPN Distribuidora                   354,210         354,210      100.00      100.00
           Copene Participacoes          3,713,338,554   3,713,338,554       43.69       43.69
           ESAE                          2,789,675,559   2,789,675,559      100.00      100.00
           Proppet Overseas  (*)                     2               2      100.00      100.00
           Nitrocarbono  (**)              135,607,490                       92.29
           Odequi (**)                      20,078,695                       98.39
           OIL (**)                              5,000                      100.00
           Overseas (**)                             1                      100.00



       JOINTLY CONTROLLED
           Cetrel                              174,188         174,188       18.31       18.46
           CODEVERDE (*)                     9,372,047       9,372,047       35.42       35.42
           Norcell  (*)                     93,377,672      93,377,672       88.42       88.42
           COPESUL (**)                  3,104,531,327                       20.67

       AFFILIATE
           Petroflex                       141,597,478     141,597,478       20.12       20.12



                                                                                    THOUSANDS OF R$
                                        ------------------------------------------------------------
                                                      ADJUSTED NET    ADJUSTED SHAREHOLDERS' EQUITY
                                                     INCOME (LOSS)          (UNSECURED LIABILITIES)
                                        ---------------------------  -------------------------------

                                            09/30/02      06/30/02      09/30/02           06/30/02
                                        ------------- -------------  ------------  -----------------
     (PARENT COMPANY'S
      INVESTMENT INFORMATION

       SUBSIDIARIES
           Monomeros                           6,583         3,559       111,579            104,849
           Tegal                             (5,053)       (3,341)        33,399             35,110
           CPN Inc.                           51,383        13,253       115,776             60,279
           CPN Distribuidora                                               3,542              3,542
           Copene Participacoes               26,093        11,203       257,476            238,148
           ESAE                               14,675         6,313       144,682            133,813
           Proppet Overseas  (*)                (80)                     (2,594)
           Nitrocarbono  (**)               (17,907)                     (1,469)
           Odequi (**)                     (830,693)                   1,167,469
           OIL (**)                        (274,321)                   (629,141)
           Overseas (**)                     143,392                   (341,986)



       JOINTLY CONTROLLED
           Cetrel                           (12,649)       (7,174)        47,122             52,597
           CODEVERDE (*)                                                  40,354             40,354
           Norcell  (*)                        9,098         9,126       157,275            157,303
           COPESUL (**)                     (51,229)                     931,901

       AFFILIATE
           Petroflex                          10,076         5,281        87,898             83,103




(*) Shareholders'equity at August 31, 2002.
(**) Companies acquired as of August 16, 2002 through subsidiaries OPP PP and 52114 (see Note 1(c) (viii)).



                                                QUANTITY OF OWNED             SHAREHOLDING
                                                 SHARES OR QUOTAS     IN TOTAL CAPITAL (%)
                                  --------------------------------  -----------------------

                                        09/30/02         06/30/02    09/30/02     06/30/02
                                  ---------------  ---------------  ----------  -----------
(ii)  DIRECT AND INDIRECT
      SUBSIDIARIES'
      INVESTMENTS INFORMATION

      ODEBRECHT QUIMICA
           OPP Quimica            22,156,043,965   22,156,043,965       81.28        81.28

      OPP QUIMICA
           PSA                               600              600      100.00       100.00
           OPE Investimentos          50,169,325       49,157,665       89.41        87.61
           OQPA                      153,602,096      153,602,096      100.00       100.00
           CPP                         4,666,298        4,666,298       90.71        90.71
           Trikem                 23,186,448,930   23,186,448,930       38.09        38.09
           IPL                               973              973       99.90        99.90
           OPP Fincance                   50,000           50,000      100.00       100.00
           Copesul                   450,651,504      450,651,504        3.00         3.00

      TRIKEM
           CPC Cayman                    900,000          900,000      100.00       100.00
           CINAL                      80,370,707       80,370,707       47.06        47.06
           TRK Trust                       2,000            2,000       99.50        99.50
           OMML                          147,060          147,060       99.99        99.99

       ESAE
           Copene                    638,221,526      638,221,526       56.31        56.31
      Participacoes

      COPENE PARTICIPACOES
           Polialden                 275,160,650      275,160,650       42.64        42.64
           Politeno                5,253,713,595    5,253,713,595       30.99        30.99



                                                                           THOUSANDS OF R$
                                  ---------------------------------------------------------
                                              ADJUSTED NET   ADJUSTED SHAREHOLDERS' EQUITY
                                             INCOME (LOSS)         (UNSECURED LIABILITIES)
                                  -------------------------  ------------------------------

                                      09/30/02    06/30/02      09/30/02          06/30/02
                                  ------------- -----------  ------------  ----------------
(ii)  DIRECT AND INDIRECT
      SUBSIDIARIES'
      INVESTMENTS INFORMATION

      ODEBRECHT QUIMICA
           OPP Quimica               (992,395)   (528,952)     (506,962)         (506,962)

      OPP QUIMICA
           PSA                                                         2                 2
           OPE Investimentos             1,293     (2,678)       121,266           117,295
           OQPA                        128,568      38,422       123,366            33,221
           CPP                                                     5,144             5,144
           Trikem                    (516,446)   (216,893)       244,049           543,601
           IPL                                                        12                12
           OPP Fincance               (23,859)    (15,732)      (35,678)          (24,363)
           Copesul                    (51,229)    (80,500)       931,901           854,256

      TRIKEM
           CPC Cayman                  (7,243)       7,206       301,845           232,930
           CINAL                           490         525        77,646            77,411
           TRK Trust                   (1,566)     (1,202)       (7,916)           (7,552)
           OMML                          (881)       (570)       (7,107)           (6,795)

       ESAE
           Copene                       26,093       8,865       257,476           240,247
      Participacoes

      COPENE PARTICIPACOES
           Polialden                    37,239      14,185       396,803           370,216
           Politeno                     38,786      28,687       435,281           419,489



(b) INVESTMENT ACTIVITY



                                               NOVA
                                           CAMACARI     MONOMEROS          TEGAL       CPNINC.
                                       ------------- -------------  ------------- -------------

As of December 31, 2001                    (44,034)        95,623         28,113        38,362
Additions                                                                  3,274
Dividends                                                 (4,667)
Equity adjustments                                          6,351        (3,999)        51,383
Amortization of
      (Goodwill)/Negative Goodwill            3,446
Exchange variation
      on foreign investments                                                            26,031

                                       ------------- -------------  ------------- -------------

Balance at the end of period               (40,588)        97,307         27,388       115,776
                                       ============= =============  ============= =============



                                                                      THOUSANDS OF R$
                                       -----------------------------------------------

                                                                         SUBSIDIARIES
                                       -----------------------------------------------
                                                                             09/30/02
                                       -----------------------------------------------
                                                         INTERCAPITAL
                                                  CPN   PARTICIPACOES          COPENE
                                        DISTRIBUIDORA            S.A.   PARTICIPACOES
                                        --------------  --------------  --------------

As of December 31, 2001                         3,542         380,708         238,667
Additions
Dividends
Equity adjustments                                                             12,384
Amortization of
      (Goodwill)/Negative Goodwill                           (29,795)        (10,734)
Exchange variation
      on foreign investments

                                        --------------  --------------  --------------

Balance at the end of period                    3,542         350,913         240,317
                                        ==============  ==============  ==============




                                             ESAE    NITROCARBONO       52114 (**)       OPP PP (**)
                                     ------------- ---------------  --------------- -----------------
As of December 31, 2001                   795,870

AdicoesAdditions                                                            60,913           582,895

Dividends

Write off due to merger                                                   (56,611)         (233,227)

Goodwill recording                                         56,611

Equity adjustments                         15,914                          (4,302)         (349,668)

Amortization of

      (Goodwill)/Negative Goodwill       (52,307)

Exchange variation

      on foreign investments

                                     ------------- ---------------  --------------- -----------------

Balance at the end of period              759,477          56,611
                                     ============= ===============  =============== =================



                                                                 THOUSANDS OF R$
                                     --------------------------------------------

                                                     SUBSIDIARIES (CONTINUATION)
                                     --------------------------------------------

                                                          09/30/02      06/30/02
                                     ------------------------------  ------------

                                           ODEQUI            TOTAL         TOTAL
                                      ------------   --------------  ------------
As of December 31, 2001                                  1,536,851     1,536,851

AdicoesAdditions                      3,463,064(*)       4,110,146         3,274

Dividends                                                  (4,667)       (4,667)

Write off due to merger                                  (289,838)

Goodwill recording                                          56,611

Equity adjustments                      (378,938)        (650,875)        24,959

Amortization of

      (Goodwill)/Negative Goodwill       (15,875)        (105,265)      (59,593)

Exchange variation                                          26,031         8,664

      on foreign investments

                                      ------------   --------------  ------------

Balance at the end of period            3,068,251        4,678,994     1,509,488
                                      ============   ==============  ============


(*)  This balance includes goodwill in the amount of R$1,935,406 thousand (see
     Note 1 (c) (viii)).
(**) The amounts presented as equity adjustments refer to the shareholders' equity variation between the appraisal report date (05/31/02) and the effective merger date (08/16/02).



                                                    NORCELL      CETREL          CODEVERDE         COPESUL
                                                 ----------- ----------- ------------------ ---------------

As of December 31, 2001                             130,467      12,120             12,500
Additions                                                                              310         176,549
Goodwill recording                                                                                 261,689
Provision for probable losses on investments       (25,000)                        (3,595)
Equity adjustments                                    8,596     (2,335)                             14,566
Shareholding reduction                                                                (16)
Amortization of
      (Goodwill)/Negative Goodwill                                (109)                            (3,520)

                                                 ----------- ----------- ------------------ ---------------

Balance at the end of period                        114,063       9,676              9,199         449,284
                                                 =========== =========== ================== ===============


                                                                   THOUSANDS OF R$
                                                 ----------------------------------

                                                  AFFILIATE AND JOINTLY CONTROLLED
                                                 ----------------------------------

                                                              09/30/02    06/30/02
                                                 ---------------------- -----------

                                                 PETROFLEX       TOTAL       TOTAL
                                                 ----------  ---------- -----------

As of December 31, 2001                             16,364     171,451     171,451
Additions                                                      176,859         310
Goodwill recording                                             261,689
Provision for probable losses on investments                  (28,595)    (28,595)
Equity adjustments                                   2,031      22,858       8,361
Shareholding reduction                                            (16)
Amortization of
      (Goodwill)/Negative Goodwill                   (702)     (4,331)       (548)

                                                 ----------  ---------- -----------

Balance at the end of period                        17,693     599,915     150,979
                                                 ==========  ========== ===========



(c)  SUBSIDIARIES WITH UNSECURED LIABILITIES

                                                                                                           THOUSANDS OF R$
                                                ---------------------------------------------------------------------------
                                                                                       PROVISION FOR LOSS IN INVESTMENTS -
                                                                                                     LONG TERM LIABILITIES
                                                ---------------------------------------------------------------------------

                                                                                                   PROPPET
                                                        OIL      OVERSEAS     NITROCARBONO        OVERSEAS           TOTAL
                                                ------------  ------------  ---------------  --------------  --------------

As of December 31, 2001                                                                              2,514           2,514
Additions                                           390,607       268,769            1,356                         660,732
Increase (reversal) of the provision
      From losses (earnings) of the period          142,835      (57,696)                               80          85,219
      Exchange variation on shareholders'            95,699       130,913                                          226,612
         equity
                                                ------------  ------------  ---------------  --------------  --------------

Balance at the end of period                        629,141       341,986            1,356           2,594         975,077
                                                ============  ============  ===============  ==============  ==============


9.   DEBT

                                                                                                                  THOUSANDS OF R$
                                           ---------------------------------------------------------------------------------------

                                           ANNUAL FINANCIAL CHARGES                                      09/30/02        06/30/02
                                           -------------------------------------------------------  --------------  --------------

FOREIGN CURRENCY

   Advances on export contracts            US$ Exchange variation+ interest from 6% to 10%                 54,907

    Eurobonds                              US$ Exchange variation + fixed interest of 9%                   598,402         427,193

   Working                                 capital US$ Exchange variation+
                                           floating interest of 2.00% over
                                           Libor and fixed interest from
                                           2.88% to 6.50%                                                  191,701         217,879

   Fixed                                   Capital US$ Exchange variation+
                                           floating interest from 1.79% to
                                           3.09% over Libor and fixed
                                           interest from 2.10% to 10.64%                                 1,790,484       1,384,019

   Hedge through financial instruments                                                                    (38,083)         (4,806)

NATIONAL CURRENCY

   Working capital                         Fixed interest from 0.15% to 13.25% + indexed monetary
                                           restatement (TJLP, IGPM and CDI)                                348,512          97,932

   Fixed capital

   BNDES                                   Fixed interest from 4.0% to 11% + indexed
                                           monetary restatement (TJLP, IGPM and UMBNDES)                   244,576         219,980

   Other                                   Fixed interest from 4.0% to 11% + indexed monetary
                                           restatement (TJLP)                                              171,393         186,435
                                                                                                     --------------  --------------

                                                                                                         3,361,892       2,528,632

Less: Classified as current                                                                           (1,058,722)        (676,133)
                                                                                                    --------------  --------------

Long term debt                                                                                          2,303,170       1,852,499
                                                                                                    ==============  ==============

     The non-current amount matures as follows:

                                                         THOUSANDS OF R$
                                    ------------------------------------

                                           09/30/02            06/30/02
                                    ----------------  ------------------

     2003                                   128,171             181,203
     2004                                   603,474             464,849
     2005                                   530,605             394,322
     2006                                   438,228             371,160
     2007 onwards                           602,692             440,965
                                    ---------------- ------------------

                                          2,303,170           1,852,499
                                    ================  ==================


     Loans related to the acquisition of permanent assets are backed by pledges of property, plant and equipment, shares of stock and letters of guarantee from management and shareholders. Certain working capital financing is backed by letters of credit and bank guarantees.

     FOREIGN NOTES PAYABLE ("EUROBONDS")

     These notes in the amount of US$150,000 thousand, were issued exclusively on the international market, as approved by the Administrative Council meeting on June 18, 1997. They mature on June 25, 2007, and bear annual interest of 9.0% paid in semiannual installments in June and December of each year.

     As of May 25, 2002, the holders of Eurobonds with a total face value of US$
     134.3 million exercised a put option at the exercise price of 98.40%. All these repurchased notes were resold in the market.



10.  DEBENTURES

                                                            THOUSANDS OF R$
                                    ----------------------------------------

                                                09/30/02           06/30/02
                                    ---------------------  -----------------

     As of December 31, 2001                     630,378            630,378
       Addition (Merger of OPP PP)               609,779
       Interest amortization                   (112,670)           (39,822)
       Exchange variation                        146,516
                                                                     88,359
                                    ---------------------  -----------------

     Balance at the end of period              1,274,003            678,915

     Less: current balance                                         (40,992)
                                    ---------------------  -----------------

     Long term balance                         1,274,003            637,923
                                    =====================  =================

     On October 1st, 2001, the Company realized the 10th issue of 6,250 nominative, registered, non-convertible debentures, with floating guarantee. The issue was totally subscribed and realized in two series, which had the following characteristics:


                                                 1ST SERIES                            2ND SERIES
                                    -------------------------------        ------------------------------
Face value                           R$ 100 thousand                       R$ 100 thousand
Quantity                             4,108                                 2,142
Issue date                           October 1st, 2001                     October 1st, 2001
Final maturity date                  October 1st, 2006                     October 1st, 2006
First remuneration period-
   Duration                          36 months after the issue date        36 months after the issue date
   Remuneration                      110% of CDI                           110% of CDI
   Payment frequency                 Semiannual, as from April 2002        Semiannual, as from April 2002



     At the end of the first remuneration period on October 1st, 2004, the Company and the debenture-holders should renegotiate the terms for remuneration of the subsequent period. The Administrative Council will establish the terms and conditions of remuneration for the subsequent period. The Company is committed to acquire the debentures from those debenture-holders that disagree with the terms established by the Administrative Council for the following period.


     As deliberated by the Extraordinary General Meeting as of August 16, 2002, OPP Produtos Petroquimicos was merged into the Company, including its obligations under 59,185 debentures issued in a single issue.

                                    SINGLE ISSUE
                                    ------------------------------------------

     Unit face value                R$ 10,000
     Quantity of notes              59,185
     Issue date                     May 31, 2002
     Maturity date                  July 31, 2007
     Remuneration                   TJLP  variation,  when it is  equal to or
                                    less than 6% p.a., plus 5.0 % p.y.


     These debentures are subordinated, and the amortization of the principal and interests, will only occur on their maturity date on July 31, 2007. There is no partial or total redemption clause allowing payments before this date.

     These debentures are convertible into shares at any time by the debenture-holders, as established in the deed.

11.  LEGAL ACTIONS

     The Company is involved in several legal actions relating to tax, labor and civil issues arising from its normal operations. The major ongoing cases are described as follows:


(a)  SOCIAL CONTRIBUTION - LAW NO. 7,689/88

     In 1992, court deposits of R$41,339 thousand were returned to the Company and subsidiaries pursuant to the decision of the 6th Federal Court, which decided in favor of the Company in its suit against the Federal Government relating to the Social Contribution on Net Income.

     However, in November 1993 the Federal Government filed a reversal action to revoke such decision. On October 18, 1994, the Federal Court of Appeals for the 1st Region decided the reversal action in favor of the Federal Government by a majority of only one vote.

     Consequently, in 1996 the Company filed a Special Appeal to the Superior Court of Justice (STJ), and an Extraordinary Appeal to the Federal Supreme Court (STF). The latter was not accepted and the Company filed a motion for review, which is pending the outcome of the decision by the STJ. According to the Company's lawyers, the Extraordinary Appeal will eventually be accepted and forwarded to the STF.

     On October 20, 1997, based on a majority vote, the Special Appeal was rejected. As a consequence, the Company interposed a Divergence Embargo, which was admitted on March 24, 1998 and not recognized by the Special Court on February 20, 2002, since the court accepted a procedural preliminary action brought by the Federal Government in response to the company's Special Appeal, which eliminated any further judgement regarding either the merit and other preliminaries. The decision was published on June 24, 2002. On July 1, 2002, the Company interposed a Declaration Embargo in order to question the various omissions and contradictions observed in this decision. This procedure may revert the result of the trial judgement in the STJ, without affecting the trial judgement of the Extraordinary Appeal by the STF.

     The lawyers who represent the Company, based on prior jurisprudence and on opinions issued by eminent legal counselors, believe that there are very good possibilities of success by the Company.

     Although the discussion is still sub-judice, the federal tax authorities imposed claims regarding the Social Contribution by issuing tax assessments against the Company. This procedure was contrary to renowned legal counselors' opinions consulted by the Company, which expressed that an unfavorable decision in this lawsuit will only affect the Company after the decision becomes res judicata . Tax enforcements related to the aforementioned tax were also filed. It is important to mention that the Company already obtained a judicial decision determining the cancellation of one of those charges, with the Judiciary recognizing that the procedure adopted by the Tax Authorities was improper. Based on the opinions of its legal counselors and legal precedents, the Company did not alter its corporate and tax procedures and has not accrued any amount as from the base year of 1992.

     It is important to mention that the discussion regarding the above-mentioned legal action is solely limited to the constitutionality of the Law that established the Social Contribution on Net Income and does not include eventual retroactive effects originating from the decision.

     Should the Federal Government, after a possible decision unfavorable to the Company becomes res judicata, demand payment of the Social Contribution retroactively to the years prior to the date of the publication of the final decision on the reversal action, such action would be contrary to the expert legal opinions, and the exposure relating to the five years ended September 30, 2002, updated based on the SELIC interest rate, but excluding the fine for late payment, would be approximately R$101,453 thousand (R$92,485 thousand on September 30, 2001).

(b)  PIS/COFINS - LAW NO. 9,718/98

     In February, 1999, the Federal Government made certain alterations to the tax legislation, including an increase in the basis of calculation of PIS and Cofins contributions.

     Considering the increase in the basis of calculation as unconstitutional, the Company filed a lawsuit against the National Treasury, requesting the right not to pay these taxes on the increased basis, and obtained a favorable preliminary injunction which requires court deposits of the amounts of Cofins in question but does not require deposits for PIS. The amounts related to the period ended September 30, 2002, updated based on the SELIC interest rate, are R$7,385 thousand for PIS and R$ 34,085 thousand for Cofins (R$4,425 thousand for PIS and R$20,422 thousand for Cofins on June 30, 2002), which are being charged to Operating Expenses.

(c)  CLAUSE 4 OF COLLECTIVE LABOR AGREEMENT

     On September 19, 2001, the Federal Supreme Court (STF) ruled in favor of the Extraordinary Appeal filed by the Petrochemical Workers Union of the State of Bahia (Sindicato Quimicos/Petroleiros), to which the Company's employees are affiliated, against the Syndicate of Chemical Manufacturers of Camacari, Candeias e Dias D'avila (Sinpeq), of which the Company is a member. This legal action questions whether clause 4 of the Labor Agreement signed by the parties takes precedence over economic policy law, specifically the so-called Collor Plan in 1990. Clause 4 determined that the workers' wages would be monetarily restated monthly by 90% of the Consumer Price Inflation Index (IPC).

     After a highly disputed decision, the second STF panel decided, by 3 votes to 2, that the Labor Agreement should prevail over the economic policy law. This is an isolated decision that is contrary to the understanding of various other STF panels and decisions in plenary sessions of the STF. The decision was published on April 19, 2002, and the Sinpeq has already interposed an Embargo Declaration, requesting a modification effect based on the fact that the decision was supported by an equivocated assumption.

     The decision does not specify the amounts involved in the lawsuit, thereby making any comment regarding the amount involved speculative and premature.

     Sinpeq's legal advisors, based on contrary jurisprudence and on opinions issued by an eminent legal counselor, believe that the ultimate outcome will be favorable to Sinpeq's members.

     In the light of the above and of the possibility of appeal, as well as the impossibility of measuring the amounts involved in the lawsuit, the Company did not change its position on the accounting for the case and consequently did not accrue any provision for losses, considering that the conditions for recording a provision are not sufficient.

(d)  OTHER CLAIMS

     Other claims include claims for material and/or moral damages pending court judgement. The main claim related to shareholders' rights was decided against the Company and was the subject of a Reversal Action to revoke the decision. The Company obtained the right to postpone the settlement until a final decision on the Reversal Action. These claims involve obligations in the approximate amount of R$30,000 thousand.

     Additionally, the Company is party to a number of demands by employees, which represent claims in the total amount of approximately R$15,000 thousand as of September 30, 2002.

     Based on an evaluation of these claims and legal precedents performed by its legal advisors, management accrued the amount of R$2,898 thousand for probable losses related to these claims.

12.  INSURANCE COVERAGE

     The Company has "All Risks" insurance coverage for losses caused by physical damages and by business interruption resulting from fire, explosion, machinery failure or electrical damages; 90% of the Company's insurance coverage is reinsured in the international reinsurance market. This insurance policy is effective from November 30, 2001 to November 30, 2002 and renewable at the end of the coverage period.

     The insured value at risk amounts to US$ 2.3 billion; however, the maximum amount of indemnities totals US$1.5 billion, with compulsory self-insurance for the first US$5 million of losses.

     Business interruption insurance coverage is also maintained to cover fixed expenses, including net financial expenses, up to US$279.6 million. This insurance was made to cover losses from stoppages over 60 days originating from physical damages or which create losses greater than US$20 million.

13.  FINANCIAL INSTRUMENTS

     The Company uses financial instruments to manage the financial requirements of its operations, to supplement cash flow requirements, due to the volatility of market variables, and to manage its U.S. dollar denominated debt. Risk management is carried out by adopting financial market mechanisms which reduce the exposure of the assets and liabilities of the Companies, protecting its cash flow.

(a)  INVESTMENTS

     The market values of investments, the shares of which are traded in the stock exchange, were estimated based on the final market quotations on the Sao Paulo Stock Exchange, where most of the shares are traded. This estimate does not necessarily reflect the realizable value of a representative lot of shares. As of September 30, 2002, the market value of these shares held by the Company is R$ 140,739 thousand.

(b)  DERIVATIVES

     Since the Company operates in the international market, where it obtains funding for its operations and investments, it is exposed to market risks related to variations of foreign currency exchange rates and international interest rates. In order to be protected against the currency variations on the Company's bank loans expressed in U.S. Dollars, the Company, from 1997 until December 31, 2001, had managed the risk against devaluation of the Brazilian currency, whenever the debt was unrelated to the financing of exports of its products. U.S. Dollar bank loans linked to export sales had been considered as a natural protection, since they were effectively compensated by accounts receivable in the same currency.

     Because of the current world economic situation and because part of the funding necessary to liquidate the bridge loans is through prepaid export contracts, the Company decided to modify its hedge policy as from December 31, 2001. The current policy is to maintain coverage of principal and interest settlements maturing within the next 12 months for (i) 60% of the total debt in U.S. dollars related to exports (trade finance), excluding Advances on Currency Contracts (ACCs) with remaining maturity of up to 6 months and Advance on Export Contracts (ACEs); and (ii) 75% of the total debt in U.S. dollars unrelated to exports (non-trade finance).

     The Company has various kinds of currency risk management instruments, some of them using available cash. The most common transaction using available cash adopted by the Company is debt assumption and foreign currency cash investments (certificates of deposit, international funds, time deposits and overnight funds) and options ("Put" and "Call"). The most common foreign currency risk management instruments without using available cash are swap transactions (exchange of U.S. dollar variation for Interbank Deposit Certificate (CDI) rate) and forwards.

     On September 30, 2002, the Company has pending currency swap and forward contracts with notional amounts of US$78,600 thousand and due dates between October 28, 2002 and May 19, 2003, which are intended to reduce the impact of an eventual devaluation of the Brazilian Real. These contracts are summarized as follows:


                                                                                                                Unrealized Profit
                                                                                    Financial                     (Loss) as of
                                 Contract      Notional Amount    Company's        institution        Due       September 30, 2002
     Financial Institution        Date         (US$ thousands)      index             index           Date        R$ thousands
------------------------------  ------------  ----------------- ----------------- -------------- -------------- --------------------

Swap Contracts-
     BBA Creditanstalt S.A.        10.31.01          50,000      EV + 5.99% p.a.     100% of CDI     10.28.02        32,869
     ABN AMRO Bank.                09.24.02           9,000     -0.95% p.a., Pre              EV     12.10.02       (1,090)
     ABN AMRO Bank.                08.13.02           5,000     EV + 10.00% p.a.   76.50% of CDI     02.10.03           992
     ABN AMRO Bank.                06.21.02           5,600      EV + 6.50% p.a.      92% of CDI     05.19.03         2,835
     Credit Suisse First Bank      09.11.02           9,000                  EV.     100% of CDI     12.10.02         2,477
                                                -----------                                                          -------
         Total                                       78,600                                                          38,083
                                                ===========                                                          =======

    EV - Exchange variation of the US dollar.


14. AMERICAN DEPOSITARY RECEIPT (ADR) PROGRAM

     On October 20, 1998, the Company obtained a Level II registration with the U.S. Securities and Exchange Commission ("SEC") and on December 21,1998 started trading ADRs (American Depositary Receipts) on the New York Stock Exchange (NYSE) as follows:

     o    Type of shares: preferred class "A".

     o    Each ADR represents 50 (fifty) preferred "A" shares.

     o    The shares are negotiated as ADRs, under the symbol "BAK" at the NYSE.

     o    Depository Bank overseas: Citibank N.A. -New York branch.

     o    Custodian bank in Brazil: Banco Itau S.A.

15.  INCOME TAX

(a)  EXEMPTION

     On May 2, 2001, the Company filed with the Northeast Development Agency (SUDENE) a request for a 75% income tax rate reduction as from January 1, 2002 on profits from the sales of basic petrochemicals and utilities. The request is still under analysis. If the request is rejected, the Company may obtain a Declaration (constitutive report issued by the National Integration Ministry) authorizing the right of reduction of 37.5%, 25% and 12.5%, resulting in the rates of 15.62%, 18.75% and 21.87% for the calendar years of 2002 and 2003, from 2004 to 2008 and from 2009 to 2013, respectively.

     For sales of DMT (dimethyl terephthalate), the Company already has the Declaration that is applicable from January 1, 2001 until December 31, 2013 for the reduced rates of 15.62%, 18.75% and 21.87%.

     The benefits of the income tax exemption/reduction are credited to a Capital Reserve with a corresponding charge to the income statement.

(b)  DEFERRED TAXES

     In accordance with the Institute of Independent Auditors of Brazil (Ibracon) standard on Accounting for Income Tax and Social Contribution, which was approved by the CVM in Deliberation No. 273, issued on August 20, 1998, the Company has recognized deferred tax assets and liabilities arising from temporary differences and tax losses.


                                                          THOUSANDS OF R$
                                                      --------------------

                                                                 09/30/02
                                                      --------------------

Tax losses                                                        926,828

Temporary differences                                           1,427,471
                                                      --------------------

Total                                                           2,354,299

Rate                                                                  25%
                                                      --------------------

                                                                  588,575

Credit not included in the deferred income tax asset            (452,256)
                                                      --------------------

Deferred income tax                                               136,319
                                                      ====================


     We present as follows the reconciliation between the amount reported as income tax (expense) benefit in the statements of operations and the tax expense at the statutory federal income tax rate for the period of January 1, 2002 until May 31, 2002. As from June 1, 2002, the Company ceased to record a deferred income tax asset for tax losses due to inherent uncertainties relating to the operating and corporate restructuring process, as described in Note 1(c).

                                                             THOUSANDS OF R$
                                                   -------------------------

                                                      09/30/02     09/30/01
                                                    ----------- ------------

Income (loss) before income tax until May 31, 2002   (206,649)      104,305
Income tax at statutory rate of 25%
                                                        51,662     (26,076)
Tax effects on:
   Transactions of merged companies                                 (8,149)
   Equity in income (loss) of investees                  6,402      (2,135)
   Non-deductible expenses                               (426)      (1,252)
   Other                                                              5,132
                                                    ----------- ------------

                                                        57,638     (32,480)
                                                    =========== ============


     Management believes that the realization of deferred tax assets arising from tax loss carryforwards, which are not subject to the statute of limitations, its estimated to occur in a deadline of five years, not just in the consequence of the restructuring process described in Note 1 (c), but, mainly, for the good perspective to the international petrochemical segment.

16.  SHAREHOLDERS' EQUITY

(a)  CAPITAL STOCK

     As of September 30, 2002, the capital stock is represented by shares without par value, as follows:



                         Authorized Capital            Paid-in Capital
                      --------------------------  ---------------------------

Common shares                1,836,000,000                 1,226,091,148
Preferred shares-
    Class "A"                3,213,000,000                 2,160,764,336
    Class "B"                   51,000,000                    11,457,740
                      --------------------------  ---------------------------
         Total               5,100,000,000                 3,398,313,224
                      ==========================  ===========================



     Preferred shares are not convertible into common shares and do not carry voting rights, but have priority to a minimum non-cumulative annual dividend of 6%, depending on the availability of income for distribution. Only the preferred "A" shares have equal participation with the common shares in the remaining income, and this right exists only after the payment of dividends to the holders of preferred shares. The preferred "A" shares also have equal rights with the common shares to receive distributions of shares arising from the capitalization of other reserves. The preferred "B" shares, subsequent to the expiration of the period of non-convertibility as foreseen in special legislation, may be converted into preferred "A" shares at any time, according to the following ratio: 2
     (two) preferred "B" shares to each preferred "A".

     Shares subscribed with FINOR funds (preferred "B" shares) do not carry preferential rights in the event of new share subscriptions. In the event of dissolution of the Company, the preferred "A" and "B" shares have priority to capital reimbursement. Shareholders have the right to a mandatory minimum dividend of 25% of net income, computed in accordance with the terms of the Brazilian Corporate Law. As described in the Memoranda of Understanding for Shareholders' Agreements signed by (i) Odebrecht Quimica S.A., Petroquimica da Bahia S.A., Petros - Fundacao Petrobras de Seguridade Social and Previ - Caixa de Previdencia dos Funcionarios do Banco do Brasil and (ii) Odebrecht Quimica S.A., Petroquimica da Bahia S.A. and Petrobras Quimica S.A. - Petroquisa, on July 20 and July 3, 2001, respectively, the Company must distribute dividends in a percentage not less than 50% of available net income of each year, as long as remaining reserves are sufficient to maintain efficient operations and development of the Company's business.

     According to the terms of the contract for the 10th issue of debentures and of the Export Prepayment Credit Agreement, the payment of dividends on common shares, interest on own capital or any other kind of profit sharing is limited to the greater of 50% of net income or 6% of the combined unit values of class "A" and class "B" preferred shares.

     In accordance with the Company's statutes, the Company may pay interest on its own capital to its shareholders, within the terms of Article 9, paragraph 7 of Law No. 9,249 of December 26, 1995. Interest, when paid or credited, will be considered as part of the priority dividend on preferred shares as well as part of the minimum dividend requirement.

(b)  SHARES HELD IN TREASURY

     On September 30, 2002 the Company held in treasury 54,620 thousand class "A" preferred shares at the total amount of R$17,291 thousand. The value of these shares, based on the average quotation of the last trading day of the quarter, is R$12,825 thousand.

17.  FUNDACAO PETROBRAS DE SEGURIDADE SOCIAL - PETROS

     The Company sponsors a defined benefit pension plan for its employees. This plan is managed by the Fundacao Petrobras de Seguridade Social (PETROS). Its main objectives are to complement retirement benefits provided by the government and to implement social assistance programs supported by the sponsoring companies. The sponsoring companies and their employees pay monthly contributions to Petros based on their employees' remuneration.

     On March 6, 2002, the Administrative Council authorized the signature of the Beneficiaries Segregation Agreement to be signed between the Company, PETROS and the other co-sponsors of the PETROS benefits pension plan.

     The segregation of beneficiaries of the PETROS Plan, approved by the Council of Trustees and the Administrative Council of Petrobras, was based on the net asset position of Petros as of April 30, 2001. Petrobras employees represent approximately 90% of the beneficiaries of the funds managed by Petros. The net asset position determined on that date was divided among the sponsors in proportion to the mathematical reserves calculated by the independent actuaries STEA - Servicos Tecnicos de Estatistica e Atuaria Ltda. for each sponsor. As from May 1, 2001 the accounting records have been kept individually by sponsor. For this purpose, the funds under management were transformed into quotas of R$1.00, which change in accordance with new contributions or benefit payments for each sponsor's beneficiaries and share in the results of the overall investment program of Petros.

     In accordance with CVM rule No. 371, which approved IBRACON standard No. 26, "Accounting for Employee Benefits," the Company decided to recognize the cumulative actuarial deficit for the plan through December 31, 2001 as a prior year adjustment charged against 1994 retained earnings, as follows:




                                                         Company
                                            ---------------------------------
                                                  Own           Affiliate
                                            ---------------  ---------------
                                            Thousands of R$  Thousands of R$
                                            ---------------  ---------------
Actuarial Liability -
    Actuarial Obligation at present value           212,707            63,907
    Fair value of plan's assets                     158,954            59,120
                                                 ----------         ---------
Net liability accrued                                53,753             4,787
                                                      =====             =====


     The amounts shown above and presented in the Company's financial statements are based on the independent actuary's report dated January 15, 2002. Subsequently, on January 31, 2002, PETROS' independent auditors issued an unqualified opinion.

                                    * * * * *

MANAGEMENT'S COMMENTARY ON COMPANY PERFORMANCE


                          BRASKEM S.A. AND SUBSIDIARIES          (A free translation of the original in
                                                                 Portuguese prepared in conformity with
                          CONSOLIDATED BALANCE SHEETS            accounting principles determined by
                                                                 Brazilian corporate legislation)
                   AS OF SEPTEMBER 30, 2002 AND JUNE 30, 2002
                                   (Unaudited)

                        (In thousands of Brazilian reais)

                                   A S S E T S



                                                                    Consolidated
                                                    ------------------------------------------
                                                    September 30,2002           June 30,2002
                                                    ----------------           ---------------
CURRENT ASSETS:
     Cash and banks                                         111,878                     37,426
     Temporary cash investment                               51,036                     85,653
     Trade accounts receivable                            1,106,956                    346,788
     Notes and marketable securities                        858,221                    394,883
     Notes receivable                                                                   24,208
     Subsidiaries                                            11,186                      6,082
     Inventories                                            769,442                    260,861
     Recoverable taxes                                      277,600                    181,889
     Financing pre-payments                                 112,689
     Other receivables                                      164,407                     43,641
                                                     --------------             --------------
          Total current assets                            3,463,415                  1,381,431
                                                     --------------             --------------

NONCURRENT ASSETS:
     Notes receivable                                                                   85,044
     Advance for capital increase                             7,528                      2,654
     Notes and marketable securities                         80,044
     Related parties                                        109,153                     51,702
     Recoverable taxes                                      225,179                    125,035
     Judicial deposits                                       51,832                     21,521
     Deferred income tax                                    135,358                    135,284
     Trade accounts receivable                               50,264                      8,152
      Financing pre-payments                                 73,560
     Other                                                   69,436                      1,972
                                                    ---------------             --------------
          Total noncurrent assets                           802,354                    431,364
                                                    ---------------             --------------

PERMANENT ASSETS:
     Investments-
        Subsidiaries                                        (6,063)                     19,414
        Jointly controlled entities                       3,730,095                  1,086,184
        Other                                               102,315                     66,948
                                                    ---------------            ---------------
          Total                                           3,826,347                  1,172,546

     Property, plant and equipment                        4,534,750                  2,434,525
     Deferred charges                                       652,297                    386,592
                                                    ---------------             --------------
          Total permanent assets                          9,013,394                  3,993,663
                                                    ---------------             --------------
          Total assets                                   13,279,163                  5,806,458
                                                    ===============             ==============

                     The accompanying condensed notes are an
                  integral part of these financial statements.


                          BRASKEM S.A. AND SUBSIDIARIES
                                                                 (A free translation of the original in
                                                                 Portuguese prepared in conformity with
                          CONSOLIDATED BALANCE SHEETS            accounting principles determined by
                                                                 Brazilian corporate legislation)
                   AS OF SEPTEMBER 30, 2002 AND JUNE 30, 2002

                                   (Unaudited)

                        (In thousands of Brazilian reais)

                      LIABILITIES AND SHAREHOLDERS' EQUITY



                                                                    Consolidated
                                                    ------------------------------------------
                                                    September 30,2002           June 30, 2002
                                                    ----------------            --------------
CURRENT LIABILITIES:
     Bank loans                                           3,705,486                    748,515
     Debentures                                                                         40,992
     Suppliers                                            1,167,697                    409,686
     Taxes payable                                          187,320                    124,344
     Dividends                                                2,369                      2,413
     Related parties                                         69,776
     Other payable                                          289,283                     48,815
                                                    ---------------            ---------------
          Total current liabilities                       5,421,931                  1,374,765
                                                    ---------------            ---------------
LONG-TERM LIABILITIES:
     Bank loans                                           2,237,789                  1,380,195
     Foreign notes payable                                1,875,410                    426,660
     Debentures                                           1,274,003                    473,494
     Related parties                                        208,031                      5,738
     Pension plan                                            55,037                     53,753
     Taxes payable                                          805,570                      4,922
     Advance for capital increase                            15,172                     13,717
     Deferred income tax                                     21,809
     Other                                                   84,601                     45,329
                                                      -------------             --------------
          Total long-term liabilities                     6,577,422                  2,403,808

DEFERRED INCOME                                              63,007                     14,130
                                                    ---------------            ---------------
MINORITY INTEREST                                           437,152                    229,643
                                                    ---------------            ---------------
SHAREHOLDERS' EQUITY:
     Updated capital                                      1,845,399                  1,201,589
     Capital reserves                                       717,822                    717,822
     Income reserves                                         97,684                     97,684
     Retained earnings                                  (1,881,254)                  (232,983)
                                                    ---------------            ---------------
          Total shareholders' equity                        779,651                  1,784,112
                                                    ---------------            ---------------

          Total liabilities and shareholders' equity     13,279,163                  5,806,458
                                                    ===============             ==============

                     The accompanying condensed notes are an
                  integral part of these financial statements.



                          BRASKEM S.A. AND SUBSIDIARIES
                                                                (A free translation of the original in
                                                                Portuguese prepared in conformity with
                                                                accounting principles determined by
                      CONSOLIDATED STATEMENTS OF OPERATIONS     Brazilian corporate legislation)

         FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001

                                   (Unaudited)

                        (In thousands of Brazilian reais)



                                                                                               Consolidated
                                                           ----------------------------------------------------------------------
                                                           07/01/2002 until  01/01/2002 until  07/01/2001 until  01/01/2001 until
                                                              09/30/2002        09/30/2002        09/30/2001          09/30/2001
                                                           ----------------------------------------------------------------------
GROSS SALES                                                    3,492,611          5,280,795        1,009,287          3,062,288
DEDUCTIONS FROM SALES                                          (696,063)        (1,067,374)        (232,036)          (660,059)
                                                           -------------       ------------     -----------        -----------
          Net sales                                            2,796,548          4,213,421          777,251          2,402,229

COST OF SALES                                                (2,232,680)        (3,419,509)        (674,881)        (2,042,852)
                                                           -------------       ------------     -----------        -----------
          Gross profit                                           563,868            793,912          102,370            359,377

OPERATING (EXPENSES) INCOME:
     Selling                                                    (52,074)           (98,463)         (17,613)           (45,471)
     General and administrative                                 (66,282)          (118,778)         (21,471)           (58,314)
     Financial expenses                                      (2,828,805)        (3,365,152)         (35,460)          (282,833)
     Financial income                                            751,075            845,070           76,148            182,866
     Other operating income (expenses) - net                   (203,724)          (209,473)            (961)            (6,534)
                                                           -------------       ------------     -----------        -----------
          Total                                              (2,399,810)        (2,946,796)              643          (210,286)

EQUITY IN INCOME (LOSS) OF SUBSIDIARIES AND AFFILIATES

                                                                  18,193             18,011         (30,845)           (29,327)
                                                           -------------       ------------     -----------        -----------
INCOME (LOSS) FROM OPERATIONS                                (1,817,749)        (2,134,873)           72,168            119,764

NON-OPERATING (INCOME) EXPENSES, NET                            (28,372)           (84,688)          (8,221)            (8,216)
                                                           -------------       ------------     -----------        -----------
INCOME (LOSS) BEFORE INCOME TAX                              (1,846,121)        (2,219,561)           63,947            111,548

BENEFIT (PROVISION) FOR INCOME TAX:
      Provision for income tax and social contribution          (39,833)           (52,083)            8,540            (3,375)
      Deferred income tax                                                            57,638         (34,174)           (32,690)
                                                           -------------       ------------     -----------        -----------
          Total benefit (provision) for income tax              (39,833)              5,555         (25,634)           (36,065)

MINORITY INTEREST                                                221,389            214,286          (4,453)            (4,071)
                                                           -------------       ------------     -----------        -----------
          Net income (loss)                                  (1,664,565)        (1,999,720)           33,860             71,412
                                                           =============        ===========     ============       ============
NUMBER OF OUTSTANDING SHARES (THOUSANDS)

                                                               3,343,693          3,343,693        1,737,796               1,737,796
                                                                ========            =======         ========                ========
NET INCOME (LOSS) PER THOUSAND SHARES                          (0.49782)          (0.59806)          0.01948                 0.04109
                                                                ========            =======         ========                ========


                     The accompanying condensed notes are an
                  integral part of these financial statements.

                      MANAGEMENT'S COMMENTARY ON COMPANY'S
                            CONSOLIDATED PERFORMANCE

Braskem announced earnings for the nine-month period ended September 30, 2002. Results are stated in Reais according to Brazilian GAAP and Braskem's investments in Politeno and Copesul are recognized via the equity accounting method instead of being proportionally consolidated as per rule CVM-247. Due to the fact that Braskem was created on August 16, 2002, the comments stated herein are based on pro-forma(1) financial statements, which are attached at the end of this release and are part of the Company's "Performance Commentary" included in the CVM quarterly filing document (ITR). Starting in 4Q02 with the twelve-month period earnings, Braskem will provide comparisons between consecutive quarters. Commentary provided in this release refers to consolidated earnings, with all comparisons being made to the same period in 2001. On September 30, 2002, the U.S. dollar exchange rate was R$3.8949.

HIGHLIGHTS

o EBITDA totaled R$ 921 million in the first nine months of 2002, 16% higher than in the same period last year. This result is a significant achievement, particularly in light of the maintenance and modernization stoppage of Pirolysis Unit #1 at the Camacari Naphtha Cracker. This stoppage took place in the second quarter of the year and lasted 95 days. For the first nine months of 2002, EBITDA margin was 19% compared to 18% in the same period in 2001, and was the highest among Braskem's international peers.

o Synergies from the integration process currently underway are being realized at a rapid rate, totaling R$53 million/year on an annualized basis, arising mainly from the following initiatives: rationalization of administrative expenses, reduction of tax redundancies and credit compensations on inter-company product transfers within the group and workforce rationalization.

o     Implementation of modern Corporate Governance principles:

      o     Compliance with BOVESPA's Level 1 requirements;

      o 100% tag-along rights to all shareholders in the event of a sale of controlling shareholding stake, which exceeds Bovespa's Level 2 requirements; and

      o Election of the new Board of Directors, approval of Internal Policies and new Company Bylaws.

o CVM filing of the Public Share Exchange proposal to holders of Nitrocarbono common shares;

o New York Stock Exchange (NYSE) listing of Braskem's shares (Level II ADR program).

o Greater operational flexibility resulting from guaranteed access to the international naphtha market. During the first nine months of 2002, imported naphtha already represented 27% of Braskem's total naphtha consumption.

o Capacity expansion for ethylene, the main raw material used in downstream petrochemical production, through an investment of R$216 million in the Naphtha Cracker in Camacari, Bahia.

_________________________
(1) Pro-forma: consolidated financial information from the companies that form Braskem as if they were part of the company's corporate structure during the nine-month periods of 2001 and 2002.

MARKET

Sales volume of thermoplastics in 9M02 totaled 1,144 thousand tons, 4% higher compared to the same period in 2001. Sales volumes for all product lines were higher compared to 2001.

Sales volume of ethylene, the main product in the basic petrochemical segment, totaled 708 thousand tons, 12% lower than in 9M01 due to the scheduled maintenance stoppage mentioned above. Of this total, 369 thousand tons (52%) were sales to third parties.

Net Sales is summarized in the table below:

(GRAPHIC TABLE OMITTED)

It is evident that even within the more challenging macroeconomic context and more adverse conditions for the petrochemical industry in 2002, Braskem's Sales performance was strong: net revenues from the vinyls unit remained stable compared to 2001 while revenues from all other units surpassed 2001 levels. The company registered a substantial increase in its export revenues (44%), resulting partially from translation gains from foreign currencies into the brazilian real.

PRODUCTION

Thermoplastics production (Polyethylenes, PP, PVC and PET) remained at practically the same level as the previous year, totaling 1,099 thousand tons in 9M02, compared to 1,105 thousand tons in 9M01, despite the scheduled maintenance stoppage at the Naphtha Cracker

The Polypropylene units operated at 89% capacity during the period, while the PVC and Polyethylene units ran at 84% and 94% capacity, respectively, following the maintenance stoppage.

The scheduled stoppage at the Camacari Unit resulted in 11% lower basic petrochemical production, which totaled 1,844 thousand tons in 2002 compared to 2,077 thousand in 2001. Ethylene production was 13% lower, totaling 704 thousand tons in 9M02 compared to 805 thousand tons in 9M01.

The capacity utilization rate at the ethylene plants was 92% in 3Q02 (post-stoppage) compared to 67% in 2Q02. In September of 2002, capacity utilization returned to a level of 93%.

Production output is summarized in the table below:

(GRAPHIC TABLE OMITTED)

OPERATING RESULTS

NET SALES REVENUE

Net sales in the first nine months of 2002 grew 15% to R$4.9 billion. Thermoplastics sales prices were in line with international price trends. Furthermore, Braskem's state-of-the-art technological, customer support and logistics infrastructure adds value to products sold by the Company, which translates into a service margin premium over the international price (post-import) in Brazil.

(GRAPH OMITTED)

Breakdown of each Business Unit's participation in net revenues:

(GRAPH OMITTED)

COST OF GOODS SOLD AND GROSS PROFT

As shown in the graph below, Braskem's main cost component is naphtha. Naphtha prices are referenced to the U.S. dollar and track international oil prices. Average naphtha prices in Brazil increased 4% in reais in 2002 when compared to the same period last year.

(GRAPH OMITTED)

In the first nine months of 2002, cost of goods sold totaled R$4 billion, 18% higher when compared to the R$3.4 billion in the same period of last year. This increase was due to higher naphtha costs coupled with the Company's 4% higher sales volume during the period.

Braskem sells over 50% of its production volume of ethylene and propylene to outside customers. The pricing agreements with customers for these products include a U.S. dollar indexation component, which partially offsets the negative impact of the U.S. dollar appreciation on the Company's profitability.

In the first nine months of 2002, gross profit totaled R$907 million, 3% higher than the gross profit of R$881 million in the first nine months of 2001.

|_|  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (without depreciation and amortization), totaled R$291 million in 9M02, compared to R$228 million in 9M01. When expressed as a percentage of net sales, SG&A expenses were 5.9% in 9M02 compared to 5.3% in 9M01. Braskem's ratio of SG&A expenses to net sales is one of the lowest among its global peers. The increase in SG&A expenses is attributed to the inflation during the period. According to the IGP-M index, which Braskem uses to adjust the majority of its contracts, inflation was 13.3%. Furthermore, the reclassification of certain administrative expenses in 2002, which were previously recorded as costs in 2001 had an impact of approximately R$10 million on the period's SG&A. In addition, approximately R$15 million in non-recurring expenses related to the Company's integration and restructuring were recorded as SG&A in this fiscal period.

EBITDA

EBITDA in 9M02 totaled R$921 million compared to R$794 million in 9M01, a growth of 16%. Even with higher naphtha costs and exchange rate volatility, Brakem's EBITDA margin was 19% in 9M02 compared to 18% in 9M01, the highest margin among the Company's international peers. This result confirms Braskem's ability to maintain strong operating efficiency in its sector even during a period of adverse macroeconomic conditions and a challenging environment for the petrochemical industry.

(GRAPH OMITTED)

OTHER OPERATING REVENUES / EXPENSES

Braskem recorded a net result of R$100 million in other operating revenues/expenses, of which R$88 million was related to the recovery of PIS (Social Integration Program) taxes, calculated as per Amendment no. 7/70, resulting from legal challenges brought forth by Braskem and its subsidiaries. Of this total, 52% has been accounted for in the Company's cash balance.

NET FINANCIAL RESULT

The currency devaluation of 68% during the first nine months of 2002 (compared to 37% in 9M01) contributed to a negative net financial result of R$2.9 billion compared to R$1.4 billion in the same period of the previous year - of this amount, R$629 million corresponded to deferred and not yet amortized exchange rate losses at sept. 30th, 2001.

In the first nine months of 2002, the exchange-related impact on the balance of U.S. Dollar-indexed liabilities totaled R$2.18 billion, while the remaining financial result is comprised of other items such as interest payments, monetary restatement on liabilities indexed to the CDI, IGP-M and TJLP indexes and other financial expenses such as CPMF and bank fees, among others.

DEFERRED EXCHANGE-RELATED IMPACT: In 2001 the companies that together form Braskem (Copene, OPP Quimica, Trikem. Polialden, Nitrocarbono) made the decision to defer exchange-related losses and subsequently amortized R$679 million during the first nine months of 2001, of which R$51 million were recorded as financial expenses (Copene and Nitrocarbono) and R$628 million as deferred exchange-related expenses (OPP Quimica, Trikem, Proppet and Polialden). As a result of the incorporation of OPP Produtos Quimicos and 52.114 Participacoes, S.A., in 2002 Braskem decided to record these losses directly on the income statement instead of deferring them over time. This decision resulted in a negative impact of R$190 million on the Company's income statement, which was recorded as amortization of deferred exchange-related losses.

EQUITY INCOME

Equity income in 9M02 totaled R$353 million compared to R$ 46 million in 9M01. The main factors that contributed to this result were the positive exchange variation on the shareholders' equity of foreign subsidiaries as well as gains recorded on companies that were incorporated.

INCOME TAXES

During 2002, Braskem recorded a reversion of R$58 million in income tax expense. This reversion contributed to a positive impact of R$41 million on the Income Tax account and was calculated based on Braskem's accumulated tax loss carryforwards, which totaled R$2.4 billion on September 30, 2002. The recognition of the income tax carryforwards reflects Braskem's expectation that the Company will generate positive earnings in the near future.

NET INCOME (LOSS)

Consolidated net loss totaled R$1.8 billion during the first nine months of 2002. The negative impact of exchange variation during the period was significant and totaled R$2.18 billion.

CONSOLIDATED NET DEBT

Braskem's consolidated gross debt totaled R$7.7 billion on September 30, 2002, including R$621 million in subordinated debentures for which payment of principal and interest is scheduled for May 2007. Braskem's debt is comprised of 71% U.S. Dollar-indexed obligations, while 14% is linked to TJLP, 11% to CDI and 4% to the IGP-M index. Of the total U.S. Dollar-indexed debt, R$2.88 billion (47%) is trade-related financing.

Braskem will be using its cash generation mainly toward the amortization of its short term obligations. Furthermore, the Company will utilize its export revenue flows (approximately US$400 million per year) and its long term contracts with first-tier domestic customers to continue its ongoing process of extending the average maturity of the Company's outstanding debt.

Short-term debt includes approximately R$1.35 billion in export contract advances related to Braskem's international customers and subsidiaries, which will be liquidated for future exports. Also included in short term debt is approximately R$700 million in working capital used to finance the Company's operations. Braskem is currently seeking alternatives to reduce this demand.

INVESTMENTS

         During the first nine months of 2002 investments totaled R$276 million, of which R$15 million were expenditures associated with the formation of Braskem (general and administrative expenses). The Company's assets are updated and competitive, with no need for significant additional investments.

                                     ******


                     PRO-FORMA INCOME STATEMENT (R$ MILLION)
                           BRASKEM S.A. (CONSOLIDATED)

                                                                     9M02         9M01     CHANGE (%)
                                                                 ------------------------------------
                                                                      A             B        (A)/(B)
                                                                 ------------------------------------
          Gross Revenues                                            6,174         5,549        11%

          Net Revenues                                              4,894         4,266        15%

          Cost of Goods Sold                                       (3,987)       (3,385)       18%

          Gross Profit                                               907           881         3%

          Selling, General and Adminstrative Expenses               (291)         (228)        28%

          Depreciation and Amortization *                           (252)         (229)        10%

          Other operating revenues (expenses)                        100           (9)          -

          Equity Income                                              353           46           -

          Operating Profit (pre-financial items)                     816           461         77%

          Net Financial Result **                                  (2,913)        (809)       260%

          Operating Profit                                         (2,097)        (348)         -

          Other non-operating revenues (expenses)                    (60)          178          -

          Pre-tax profit (loss)                                    (2,156)        (170)         -

          Income tax                                                  21          (32)          -

          Minority Participation                                     300          (103)         -

          Net income (loss)                                        (1,836)        (306)         -

          EBITDA                                                     921           794         16%


* Deferral of losses related to exchange rate variation during the first nine months of 2001 totaled R$105 million and recognition of these losses in 2002 had a negative impact onthe 9M02 income statement of R$ 190 million.

** Amount of deferred and not amortized foreign exchange losses in 9M01 totaled R$ 629 million.


                       PROFORMA BALANCE SHEET (R$ MILLION)
                           BRASKEM S.A. (CONSOLIDATED)




                               ASSETS          SEP. 30, 02         SEP. 30, 01         CHANGE (%)
                                                    A                   B                 (A/B)

Current Assets                                    2,906                3,225                -10%

   . Cash and marketable secutities                 748                1,431                -48%

   . Accounts receivable                            976                  680                 44%

   . Inventory                                      669                  634                  6%

   . Taxes to be recovered                          251                  200                 26%

   . Others                                         262                  280                  6%

Noncurrent Assets                                   714                1,046                -60%

    . Related Parties                                47                  662                 -

    . Others                                        667                  384                 74%

Plant, property and equipment                     8,923                7,812                 14%

Total Assets                                     12,543               12,082                  4%



Liabilities and Shareholders' Equity           SEP. 30,02          SEP. 30,01           CHANGE %
                                                    A                   B                 (A/B)


Current Liabilities                               4,963                4,323                 15%

   . Suppliers                                    1,148                  470                144%

   . Financing                                    3,361                3,266                 3%

   . Others                                         453                  587                -23%

Noncurrent Liabilities                            6,364                4,514                 41%

   . Financing                                    5,085                3,743                 36%

   . Related Parties                                334                  187                 79%

   . Others                                         944                  584                 62%

Shareholders' Equity                              1,216                3,246                -63%

Total Liabilities and Sharehoders' Equity        12,543               12,082                  4%



Certain of the statements contained herein are forwardlooking statements, which express or imply Management's expectations at the present time and may differ materially as a result of changes in earnings, operating performance and future events, and were not subject to the revision process by the independent auditors.